Exhibit 10.1

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK
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:
In re:	:	Chapter 11
:
Aegerion Pharmaceuticals, Inc., et al.,[1]	:	Case No. 19-11632 (MG)
:
Debtors.	:	(Jointly Administered)
:
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DEBTORS’ MODIFIED FIRST AMENDED JOINT CHAPTER 11 PLAN

Dated:	New York, New York
August 29, 2019

WILLKIE FARR & GALLAGHER LLP
Counsel for the Debtors and Debtors in Possession
787 Seventh Avenue
New York, New York 10019
(212) 728-8000

[1]	The Debtors in these chapter 11 cases and the last four digits of each Debtor’s federal taxpayer identification number are Aegerion Pharmaceuticals, Inc. (0116), and Aegerion Pharmaceuticals Holdings, Inc. (1331). The Debtors’ executive headquarters are located at 245 First Street, Riverview II, 18th Floor, Cambridge, MA 02142.

TABLE OF CONTENTS

INTRODUCTION		1

ARTICLE I.	DEFINITIONS AND INTERPRETATION	1

ARTICLE II.	CERTAIN INTER-CREDITOR AND INTER-DEBTOR ISSUES	20

2.1.	Settlement of Certain Inter-Creditor Issues	20
2.2.	Formation of Debtor Group for Convenience Purposes	20
2.3.	Intercompany Claims and Intercompany Interests	20

ARTICLE III.	DIP CLAIMS, ADMINISTRATIVE EXPENSE CLAIMS, FEE CLAIMS, U.S. TRUSTEE FEES AND PRIORITY TAX CLAIMS	21

3.1.	DIP Claims	21
3.2.	Administrative Expense Claims	22
3.3.	Fee Claims	24
3.4.	U.S. Trustee Fees	24
3.5.	Priority Tax Claims	24

ARTICLE IV.	CLASSIFICATION OF CLAIMS AND INTERESTS	25

4.1.	Classification of Claims and Interests	25
4.2.	Unimpaired Classes of Claims	26
4.3.	Impaired Classes of Claims	26
4.4.	Separate Classification of Other Secured Claims	26

ARTICLE V.	TREATMENT OF CLAIMS AND INTERESTS	27

5.1.	Priority Non-Tax Claims (Class 1)	27
5.2.	Other Secured Claims (Class 2)	27
5.3.	Bridge Loan Claims (Class 3)	28
5.4.	Novelion Intercompany Loan Claims (Class 4)	28
5.5.	Government Settlement Claims (Class 5)	29
5.6.	Ongoing Trade Claims (Class 6A)	30
5.7.	Other General Unsecured Claims (Class 6B)	31
5.8.	Existing Securities Law Claims (Class 7)	31
5.9.	Existing Interests (Class 8)	31
5.10.	Special Provision Governing Unimpaired Claims	32

ARTICLE VI.	ACCEPTANCE OR REJECTION OF THE PLAN; EFFECT OF REJECTION BY ONE OR MORE CLASSES OF CLAIMS OR INTERESTS	32

6.1.	Class Acceptance Requirement	32
6.2.	Tabulation of Votes on a Non-Consolidated Basis	32

i

6.3.	Confirmation Pursuant to Section 1129(b) of the Bankruptcy Code or “Cramdown.”	32
6.4.	Elimination of Vacant Classes	32
6.5.	Voting Classes; Deemed Acceptance by Non-Voting Classes	33
6.6.	Confirmation of All Cases	33

ARTICLE VII.	MEANS FOR IMPLEMENTATION	33

7.1.	Non-Substantive Consolidation	33
7.2.	Plan Funding Transaction	33
7.3.	Rights Offering	34
7.4.	Plan Funding	35
7.5.	New Term Loan Facility; New Convertibles Notes	35
7.6.	Authorization, Issuance and Delivery of Plan Securities by the Plan Investor	35
7.7.	Continued Corporate Existence and Vesting of Assets	37
7.8.	Cancellation of Existing Securities and Agreements	38
7.9.	Boards	38
7.10.	Management	39
7.11.	Corporate Action	39
7.12.	[Reserved]	40
7.13.	Payment of Convertible Notes Trustee Fees	40
7.14.	Comprehensive Settlement of Claims and Controversies	40
7.15.	Additional Transactions Authorized Under This Plan	40
7.16.	Shared Services Agreements	40
7.17.	Acceptable	41

ARTICLE VIII.	DISTRIBUTIONS	41

8.1.	Distributions	41
8.2.	No Postpetition Interest on Claims	41
8.3.	Date of Distributions	41
8.4.	Distribution Record Date	42
8.5.	Disbursing Agent	42
8.6.	Delivery of Distributions in General	43
8.7.	Delivery of Distributions on Convertible Notes Claims	43
8.8.	Unclaimed Property	44
8.9.	Satisfaction of Claims	44
8.10.	Manner of Payment Under Plan	44
8.11.	Fractional Shares; De Minimis Cash Distributions	44
8.12.	Distributions on Account of Allowed Claims Only	45
8.13.	No Distribution in Excess of Amount of Allowed Claim	45
8.14.	Exemption from Securities Laws	45
8.15.	Setoffs and Recoupments	46
8.16.	Withholding and Reporting Requirements	46
8.17.	Hart-Scott Rodino Antitrust Improvements Act	46

ARTICLE IX.	PROCEDURES FOR RESOLVING CLAIMS	47

9.1.	Claims Process	47
9.2.	Amendment to Claims	47
9.3.	Disputed Claims	47
9.4.	Estimation of Claims	47

ARTICLE X.	EXECUTORY CONTRACTS AND UNEXPIRED LEASES	48

10.1.	General Treatment	48
10.2.	Claims Based on Rejection of Executory Contracts or Unexpired Leases	48
10.3.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases	49
10.4.	Effect of Confirmation Order on Assumption, Assumption and Assignment, and Rejection	50
10.5.	Modifications, Amendments, Supplements, Restatements, or Other Agreements	51
10.6.	Compensation and Benefit Programs	51

ARTICLE XI.	CONDITIONS PRECEDENT TO CONSUMMATION OF THE PLAN	52

11.1.	Conditions Precedent to the Effective Date	52
11.2.	Satisfaction and Waiver of Conditions Precedent	53
11.3.	Effect of Failure of Conditions	53

ARTICLE XII.	EFFECT OF CONFIRMATION	54

12.1.	Binding Effect	54
12.2.	Discharge of Claims Against and Interests in the Debtors	54
12.3.	Term of Pre-Confirmation Injunctions or Stays	54
12.4.	Injunction Against Interference with the Plan	54
12.5.	Injunction	55
12.6.	Releases	56
12.7.	Exculpation and Limitation of Liability	60
12.8.	Injunction Related to Releases and Exculpation	60
12.9.	Retention of Causes of Action/Reservation of Rights	61
12.10.	Indemnification Obligations	61

ARTICLE XIII.	RETENTION OF JURISDICTION	62

ARTICLE XIV.	MISCELLANEOUS PROVISIONS	63

14.1.	Exemption from Certain Transfer Taxes	63
14.2.	Retiree Benefits	64
14.3.	Dissolution of Creditors’ Committee	64
14.4.	Termination of Professionals	64

14.5.	Amendments	64
14.6.	Revocation or Withdrawal of this Plan	65
14.7.	Allocation of Plan Distributions Between Principal and Interest	65
14.8.	Severability	65
14.9.	Governing Law	66
14.10.	Section 1125(e) of the Bankruptcy Code	66
14.11.	Inconsistency	66
14.12.	Time	66
14.13.	Exhibits	66
14.14.	Notices	67
14.15.	Filing of Additional Documents	67
14.16.	Reservation of Rights	67

INTRODUCTION2

Aegerion Pharmaceuticals, Inc. and Aegerion Pharmaceuticals Holdings, Inc., the debtors and debtors in possession in the above-captioned cases, propose the following joint chapter 11 plan of reorganization for the resolution of the Claims against and Interests in the Debtors.

Reference is made to the Disclosure Statement accompanying this Plan, including the exhibits and supplements thereto, for a discussion of the Debtors’ history, business, properties and operations, projections for those operations, risk factors, a summary and analysis of this Plan, and certain related matters including certain tax matters, and the securities and other consideration to be issued and/or distributed under this Plan. Subject to certain restrictions and requirements set forth in 11 U.S.C. § 1127, Fed. R. Bankr. P. 3019 and Sections 14.5 and 14.6 of this Plan, the Debtors, subject to the parties’ rights under the RSA and the Plan Funding Agreement, reserve the right to alter, amend, modify, revoke or withdraw this Plan prior to its substantial consummation.

The only Persons that are entitled to vote on this Plan are the holders of Bridge Loan Claims, Novelion Intercompany Loan Claims, and Other General Unsecured Claims. Such Persons are encouraged to read the Plan and the Disclosure Statement and their respective exhibits and schedules in their entirety before voting to accept or reject the Plan. No materials other than the Disclosure Statement, the respective schedules, notices and exhibits attached thereto and referenced therein have been authorized by the Bankruptcy Court for use in soliciting acceptances or rejections of the Plan.

ARTICLE I.

DEFINITIONS AND INTERPRETATION

A.        Definitions.

The following terms shall have the meanings set forth below (such meanings to be equally applicable to both the singular and plural):

1.1.        503(b)(9) Claims means Claims that have been timely and properly filed prior to the Bar Date and that are granted administrative expense priority treatment pursuant to section 503(b)(9) of the Bankruptcy Code.

1.2.        Acceptable shall have the meaning given it in Section 7.17 hereof.

1.3.        Ad Hoc Group means the ad hoc group of certain Bridge Loan Lenders and/or Convertible Noteholders that are signatories to the RSA and represented by Latham & Watkins, LLP and King & Spalding, LLP.

 2       Capitalized terms not defined herein have the meanings given them in Article I herein.

1.4.        Ad Hoc Group Fee Claim means any Claim, to the extent not previously paid, for the reasonable and documented out-of-pocket fees, expenses, costs and other charges incurred by the Ad Hoc Group (including those of Latham & Watkins, LLP, King & Spalding LLP and Ducera Partners LLC), the Debtors’ payment of which is provided for in the DIP Order, the RSA or this Plan, which Claim shall be Allowed on the Effective Date.

1.5.        Administrative Bar Date has the meaning set forth in Section 3.2(a) of this Plan.

1.6.        Administrative Expense Claim means any right to payment constituting a cost or expense of administration of the Chapter 11 Cases of the kind specified in section 503(b) of the Bankruptcy Code and entitled to priority pursuant to sections 328, 330, 363, 364(c)(1), 365, 503(b), 507(a)(2), or 507(b) of the Bankruptcy Code (other than a DIP Claim, Fee Claim or U.S. Trustee Fees) incurred during the period from the Petition Date to the Effective Date, including: (a) any actual and necessary costs and expenses of preserving the Estates, any actual and necessary costs and expenses of operating the Debtors’ business, and any indebtedness or obligations incurred or assumed by any of the Debtors during the Chapter 11 Cases; (b) 503(b)(9) Claims; and (c) any payment to be made under this Plan to cure a default under an assumed executory contract or unexpired lease.

1.7.        Aegerion means Aegerion Pharmaceuticals, Inc., a Delaware corporation.

1.8.        Aegerion Holdings means Aegerion Pharmaceuticals Holdings, Inc., a Delaware corporation.

1.9.        Allowed means, with respect to a Claim under this Plan, a Claim that is an Allowed Claim or an Allowed __________ Claim.

1.10.      Allowed Claim or Allowed __________ Claim (with respect to a specific type of Claim, if specified) means: (a) any Claim (or a portion thereof) as to which no action to dispute, disallow, deny, equitably subordinate or otherwise limit recovery with respect thereto, or alter the priority thereof (including a claim objection), has been timely commenced within the applicable period of limitation fixed by this Plan or applicable law, or, if an action to dispute, disallow, deny, equitably subordinate or otherwise limit recovery with respect thereto, or alter priority thereof, has been timely commenced, to the extent such Claim has been allowed (whether in whole or in part) by a Final Order of a court of competent jurisdiction with respect to the subject matter; or (b) any Claim or portion thereof that is allowed (i) in any contract, instrument, or other agreement entered into in connection with this Plan, (ii) pursuant to the terms of this Plan, (iii) by Final Order of the Bankruptcy Court, or (iv) with respect to an Administrative Expense Claim only (x) that was incurred by a Debtor in the ordinary course of business during the Chapter 11 Cases to the extent due and owing without defense, offset, recoupment or counterclaim of any kind, and (y) that is not otherwise disputed.

1.11.      Amended Certificates of Formation means the amended and restated certificates of formation or similar constitutive document for the Reorganized Debtors (as may be amended, modified or supplemented from time to time), on terms and conditions reasonably satisfactory to the Debtors, the Required Parties, and the Committee. A form of the Amended Certificate of Formation will be filed as part of the Plan Supplement.

1.12.       Amended Memorandum of Association means the amended and restated memorandum of association for the Plan Investor (as may be amended, modified or supplemented from time to time), on terms and conditions Acceptable to the Debtors, the Required Parties, and the Committee. A form of the Amended Memorandum of Association shall be included in the Plan Supplement.

1.13.       Applicable Interest Rate means interest accruing at the Federal Judgment Rate, or such other rate of interest required to render such Claim Unimpaired as may be determined by the Bankruptcy Court.

1.14.      Athyrium means Athyrium Capital Management, LP and its affiliates and the investment funds managed or advised by any of the foregoing.

1.15.      Backstop Commitment means the commitment of the Backstop Parties to purchase Unsubscribed Shares as set forth in the Backstop Commitment Agreement.

1.16.      Backstop Commitment Agreement means that certain Backstop Subscription Agreement, by and among the Plan Investor and the Backstop Parties as required pursuant to the terms of the RSA (as amended, modified and/or supplemented from time to time in accordance with the terms therein).

1.17.      Backstop Commitment Fee means a commitment fee, pursuant to and as consideration for the obligations of the Backstop Parties under the Backstop Commitment Agreement, equal to 5% of the Rights Offering Amount and the Plan Investor Equity Raise Amount, in the aggregate, earned immediately upon the Subscription Commencement Date and payable by the Plan Investor on the Effective Date as set forth in, and subject to the terms and conditions of the Backstop Commitment Agreement.

1.18.      Backstop Parties means the entities party to the Backstop Commitment Agreement.

1.19.      Ballot means the form distributed by the Debtors or the Claims Agent to holders of impaired Claims entitled to vote on this Plan on which the acceptance or rejection of this Plan is to be indicated.

1.20.      Bankruptcy Code means title 11 of the United States Code, as amended from time to time, as applicable to the Chapter 11 Cases.

1.21.      Bankruptcy Court means the United States Bankruptcy Court for the Southern District of New York, or any other court exercising competent jurisdiction over the Chapter 11 Cases or any proceeding therein.

1.22.      Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure, as promulgated by the Supreme Court of the United States under section 2075 of title 28 of the United States Code, as amended from time to time, as applicable to the Chapter 11 Cases, and any local rules of the Bankruptcy Court.

1.23.      Bar Date means any deadline for filing proofs of Claim, including Claims arising prior to the Petition Date (including 503(b)(9) Claims) and Administrative Expense Claims, as established by an order of the Bankruptcy Court or under the Plan.

1.24.      Bridge Loan means the New Money Bridge Loan and the Roll Up Loan.

1.25.      Bridge Loan Administrative Agent means Cantor Fitzgerald Securities, or its successors and assigns, in its capacity as collateral agent and administrative agent for the Bridge Loan Lenders under the Bridge Loan Credit Agreement.

1.26.      Bridge Loan Claim means the New Money Bridge Loan Claim and the Roll Up Claim.

1.27.      Bridge Loan Credit Agreement means that certain Bridge Credit Agreement, dated as of November 8, 2018 (as amended, modified or supplemented from time to time), among Aegerion, as borrower, Aegerion Holdings, as guarantor, the Bridge Loan Administrative Agent, as administrative agent and collateral agent, and the Bridge Loan Lenders, including all agreements, documents, notes, instruments and any other agreements delivered pursuant thereto or in connection therewith (in each case, as amended, modified or supplemented from time to time).

1.28.      Bridge Loan Lender means any lender, in its capacity as such, in connection with the Bridge Loan under the Bridge Loan Credit Agreement, and its successors and assigns.

1.29.      Business Day means any day other than a Saturday, Sunday, a “legal holiday,” as defined in Bankruptcy Rule 9006(a), or a day on which banks are not open for general business in New York, New York.

1.30.      Cash means the legal currency of the United States and equivalents thereof.

1.31.      Causes of Action means any and all actions, causes of action (including causes of action under sections 510, 541, 544, 545, 546, 547, 548, 549, 550 and 553 of the Bankruptcy Code), suits, accounts, controversies, obligations, judgments, damages, demands, debts, rights, agreements, promises, rights to legal remedies, rights to equitable remedies, rights to payment, and claims (as defined in section 101(5) of the Bankruptcy Code), whether known or unknown, reduced to judgment, not reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured, unsecured and whether asserted or assertable directly or derivatively, whether arising before, on, or after the Petition Date, in contract or tort, arising in law, equity or otherwise.

1.32.      Chapter 11 Cases means the jointly-administered cases under chapter 11 of the Bankruptcy Code commenced by the Debtors on the Petition Date in the Bankruptcy Court and captioned In re Aegerion Pharmaceuticals, Inc., et al., Case No. 19-11632 (MG).

1.33.      Claim means any “claim” as defined in section 101(5) of the Bankruptcy Code against any Debtor or property of any Debtor, including any Claim arising after the Petition Date.

1.34.      Claims Agent means Prime Clerk LLC or any other entity approved by the Bankruptcy Court to act as the Debtors’ claims and noticing agent pursuant to 28 U.S.C. §156(c).

1.35.      Class means each category of Claims or Interests established under Article IV of this Plan pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code.

1.36.      Class 4 New Common Stock Distribution means the shares of New Common Stock available for distribution under the Plan to Class 4, which shall equal 16.5% of the New Common Stock Distribution (including any New Common Stock issuable upon exercise of the New Warrants), subject to the Prepetition Shared Services Adjustment and the Prepetition Transaction Proceeds Adjustment which shall, in each case, result in a reduction of the New Common Stock Distribution to be distributed under the Plan to Class 4 in an amount equal to the ratable reduction of the Allowed Novelion Intercompany Loan Claim.

1.37.      Class 6B New Common Stock Distribution means the shares of New Common Stock available for distribution under the Plan to Class 6B, which shall equal 83.5% of the New Common Stock Distribution (including any New Common Stock issuable upon exercise of the New Warrants), subject to the Prepetition Shared Services Adjustment and the Prepetition Transaction Proceeds Adjustment which shall, in each case, result in an increase of the New Common Stock Distribution to be distributed under the Plan to Class 6B in an amount equal to the reduction of the New Common Stock Distribution to be distributed under the Plan to Class 4.

1.38.      Collateral means any property, wherever located, or interest in property of the Estates subject to a Lien to secure the payment or performance of a Claim.

1.39.      Competition Laws means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any other competition or merger control law.

1.40.      Confirmation Date means the date on which the Clerk of the Bankruptcy Court enters the Confirmation Order on the docket of the Bankruptcy Court.

1.41.      Confirmation Hearing means a hearing to be held by the Bankruptcy Court regarding confirmation of this Plan, as such hearing may be adjourned or continued from time to time.

1.42.      Confirmation Order means the order of the Bankruptcy Court confirming this Plan pursuant to section 1129 of the Bankruptcy Code, the form and substance of which shall be Acceptable to the Debtors, the Required Parties, and the Committee as may be amended, modified, or supplemented from time to time with the consent of the Debtors, each of the Required Parties, and the Committee.

1.43.      Consenting Lenders means, as of the relevant time, Novelion, the Bridge Loan Lenders and the Convertible Noteholders that are party to the RSA.

1.44.      Convertible Noteholder means any holder, in its capacity as such, of the Convertible Notes pursuant to the Convertible Notes Indenture.

1.45.      Convertible Notes means the 2.00% convertible senior unsecured notes due 2019 issued pursuant to the Convertible Notes Indenture in the aggregate outstanding principal amount of $302,500,000.

1.46.      Convertible Notes Claim means all Claims against any Debtor, related to, arising under, on in connection with, the Convertible Notes Indenture and the Convertible Notes.

1.47.      Convertible Notes Indenture means that certain Indenture, dated as of August 15, 2014, governing the issuance of the Convertible Notes, by and between Aegerion, as issuer, and the Convertible Notes Trustee, as trustee, including all agreements, documents, notes, instruments and any other agreements delivered pursuant thereto or in connection therewith (in each case, as amended, modified or supplemented from time to time).

1.48.      Convertible Notes Trustee means The Bank of New York Mellon Trust Company, N.A., or its successors and assigns, in its capacity as trustee for the Convertible Noteholders under the Convertible Notes Indenture.

1.49.      Convertible Notes Trustee Fees means all outstanding reasonable and documented fees, expenses and compensation of the Convertible Notes Trustee (including the fees and expenses of its outside counsel and other professionals), whether prior to or after the Effective Date, to the extent provided under the Convertible Notes Indenture.

1.50.      Committee means the official committee of unsecured creditors appointed in the Chapter 11 Cases pursuant to the Notice of Appointment of Committee of Unsecured Creditors [Docket No. 56], as may be reconstituted from time to time.

1.51.      Cure Amount has the meaning set forth in Section 10.3(a) of this Plan.

1.52.      Cure Dispute has the meaning set forth in Section 10.3(c) of this Plan.

1.53.      Cure Schedule has the meaning set forth in Section 10.3(b) of this Plan.

1.54.      Debtor(s) means, individually or collectively, as the context requires, (a) Aegerion, and (b) Aegerion Holdings, which commenced the Chapter 11 Cases on the Petition Date.

1.55.      DIP Administrative Agent means Cantor Fitzgerald Securities, solely in its capacity as administrative agent and collateral agent under the DIP Financing Agreement, or any other administrative agent appointed pursuant to the terms therein.

1.56.      DIP Claims means all Claims of the DIP Administrative Agent and/or the DIP Lenders related to, arising under, or in connection with a DIP Order and the DIP Financing Documents, including Claims for all principal amounts outstanding, interest, fees, reasonable and documented expenses (including the reasonable and documented expenses of counsel as set forth in the DIP Financing Agreement), costs and other charges of the DIP Administrative Agent and the DIP Lenders in respect of the obligations of the Debtors arising under the DIP Financing Agreement.

1.57.      DIP Financing Agreement means the Senior Secured Super-Priority Debtor in Possession Financing Agreement, dated as of May 20, 2019, by and among the Debtors, the DIP Administrative Agent, and the DIP Lenders, as the same may be modified, amended or supplemented from time to time, in accordance with the terms thereof.

1.58.      DIP Financing Documents means the DIP Financing Agreement and all other agreements, documents and instruments entered into in connection with the DIP Financing Agreement.

1.59.      DIP Lenders means, collectively, and as of the relevant time, those lenders that are party to the DIP Financing Agreement.

1.60.      DIP Order means the order or orders of the Bankruptcy Court authorizing and approving the Debtors’ entry into the DIP Financing Agreement or the Debtors’ use of cash collateral.

1.61.      Disallowed means a finding or conclusion of law of the Bankruptcy Court in a Final Order, or provision in this Plan or the Confirmation Order, disallowing a Claim or Interest.

1.62.      Disbursing Agent means the applicable Reorganized Debtor, or the entity designated by such Reorganized Debtor, to distribute the Plan Consideration.

1.63.      Disclosure Statement means the disclosure statement that relates to this Plan, including all exhibits and schedules annexed thereto or referred to therein (in each case, as it or they may be amended, modified, or supplemented from time to time), which shall be in form and substance Acceptable to the Debtors and each of the Required Parties.

1.64.      Disclosure Statement Hearing means a hearing held by the Bankruptcy Court to consider approval of the Disclosure Statement as containing adequate information as required by section 1125 of the Bankruptcy Code, as the same may be adjourned or continued from time to time.

1.65.      Disclosure Statement Order means an order of the Bankruptcy Court approving the Disclosure Statement as having adequate information in accordance with section 1125 of the Bankruptcy Code.

1.66.      Disputed Claim means, with respect to a Claim or Interest, that portion (including, when appropriate, the whole) of such Claim or Interest that: (a) (i) has not been scheduled by the Debtors in their Schedules, or has been scheduled in a lesser amount or priority than the amount or priority asserted by the holder of such Claim or Interest, or (ii) has been scheduled as contingent, unliquidated or disputed and for which no proof of claim has been timely filed; (b) is the subject of an objection or request for estimation filed in the Bankruptcy Court which has not been withdrawn or overruled by a Final Order; and/or (c) is otherwise disputed by any of the Debtors or Reorganized Debtors in accordance with applicable law or contract, which dispute has not been withdrawn, resolved, or overruled by Final Order.

1.67.      Distribution Date means: (a) with respect to DIP Claims, Bridge Loan Claims, and Novelion Intercompany Loan Claims, the Effective Date (or as soon thereafter as reasonably practicable), (b) with respect to Administrative Expense Claims, Priority Non-Tax Claims, U.S. Trustee Fees, Priority Tax Claims, Other Secured Claims, Other General Unsecured Claims and Ongoing Trade Claims, the date that is the latest of: (i) the Effective Date (or any date within fifteen (15) days thereafter); (ii) the date such Claim would be due and payable in the ordinary course of business; and (iii) the date that is fifteen (15) days after such Claim becomes an Allowed Claim or otherwise becomes payable under the Plan (or, if such date is not a Business Day, on the next Business Day thereafter), and (c) with respect to Fee Claims, the date (or as soon thereafter as reasonably practicable) that such Claims are allowed by Final Order.

1.68.      Distribution Record Date means with respect to all Classes, the Effective Date.

1.69.      DTC means The Depository Trust Company.

1.70.      Effective Date means the date specified by the Debtors (such date being Acceptable to the Required Parties), in consultation with the Committee, in a notice filed with the Bankruptcy Court as the date on which this Plan shall take effect, which date shall be the first Business Day on which all of the conditions set forth in Section 11.1 of this Plan have been satisfied or waived and no stay of the Confirmation Order is in effect.

1.71.      Eligible Holders means any holder of a Claim in Class 4 and Class 6B as of the record date set forth in the Rights Offering Procedures.

1.72.      Estate means each estate created in the Chapter 11 Cases pursuant to section 541 of the Bankruptcy Code.

1.73.      Estimation Order means an order or orders of the Bankruptcy Court estimating for voting and/or distribution purposes (under section 502(c) of the Bankruptcy Code) the allowed amount of any Claim. The defined term Estimation Order includes the Confirmation Order if the Confirmation Order grants the same relief that would have been granted in a separate Estimation Order.

1.74.      Existing Interests means all existing Interests (other than Intercompany Interests) in the Debtors that are outstanding immediately prior to the Effective Date.

1.75.      Existing Plan Investor Debt means the principal amount of indebtedness owing by the Plan Investor plus all accrued and unpaid fees and accrued interest, in the aggregate amount as of the Effective Date.

1.76.      Existing Securities Law Claim means any Claim, whether or not the subject of an existing lawsuit: (a) arising from rescission of a purchase or sale of any debt or equity securities of any Debtor or an affiliate of any Debtor; (b) for damages arising from the purchase or sale of any such security; (c) for violations of the securities laws, misrepresentations, or any similar Claims, including, to the extent related to the foregoing or otherwise subject to subordination under section 510(b) of the Bankruptcy Code, any attorneys’ fees, other charges, or costs incurred on account of the foregoing Claims; or (d) reimbursement, contribution, or indemnification on account of any such Claim.

1.77.      Federal Judgment Rate means the interest rate applicable to a judgment entered on the Petition Date that is subject to 28 U.S.C. § 1961, as determined in accordance with that statute.

1.78.      Fee Claim means a Claim by a Professional Person for compensation, indemnification or reimbursement of expenses pursuant to sections 327, 328, 330, 331, 503(b) or 1103(a) of the Bankruptcy Code in connection with the Chapter 11 Cases, including in connection with final fee applications of such Professional Persons.

1.79.      Final Order means an order, ruling or judgment of the Bankruptcy Court (or other court of competent jurisdiction) entered by the Clerk of the Bankruptcy Court on the docket in the Chapter 11 Cases (or by the clerk of such other court of competent jurisdiction on the docket of such court), which has not been reversed, vacated, or stayed and as to which (a) the time to appeal, petition for certiorari, or move for a new trial, reargument, or rehearing has expired and as to which no appeal, petition for certiorari, or other proceeding for a new trial, reargument, or rehearing shall then be pending, or (b) if an appeal, writ of certiorari, new trial, reargument, or rehearing thereof has been sought, such order or judgment of the Bankruptcy Court shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied, or a new trial, reargument, or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari, or move for a new trial, reargument, or rehearing shall have expired; provided, that no order or judgment shall fail to be a Final Order solely because of the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure has been or may be filed with respect to such order or judgment; provided, further, that no order or judgment shall fail to be a Final Order solely because of the susceptibility of a Claim to a challenge under section 502(j) of the Bankruptcy Code.

1.80.      General Unsecured Claim means any Claim against a Debtor other than: (a) Bridge Loan Claim; (b) a Novelion Intercompany Loan Claim; (c) an Other Secured Claim; (d) a DIP Claim; (e) an Administrative Expense Claim; (f) a Fee Claim or an Ad Hoc Group Fee Claim; (g) a Priority Tax Claim; (h) a Priority Non-Tax Claim; (i) an Intercompany Claim; (j) an Existing Securities Law Claim; (k) U.S. Trustee Fees; (l) a Government Settlement Claim; and (m) an Other Novelion Claim.

1.81.      Government Settlement Agreements means the settlement agreements and judgments set forth on Schedule 1.81 hereto.

1.82.      Government Settlement Claims means all Claims against any Debtor held by a governmental unit (as defined in section 101(27) of the Bankruptcy Code) and relators arising from or relating to criminal and civil fines or other amounts required to be paid pursuant to the Government Settlement Agreements.

1.83.      Highbridge means, collectively, Highbridge MSF International Ltd., 1992 Tactical Credit Master Fund, L.P., Highbridge SCF Special Situations SPV, L.P., and Highbridge SCF Loan SPV, L.P.

1.84.      Implementation Memorandum means the memorandum describing the sequencing of the actions, transfers and other corporate transactions making up, or otherwise to be effectuated pursuant to, the Plan and the Transaction Documents. A substantially final form of the Implementation Memorandum, in form and substance Acceptable to the Debtors, the Required Parties, and the Committee, will be contained in the Plan Supplement.

1.85.      Intercompany Claim means any Claim, Cause of Action, or remedy held by or asserted against a Debtor by (a) another Debtor, or (b) a non-Debtor subsidiary of a Debtor. For the avoidance of doubt, “Intercompany Claim” shall not include any Novelion Intercompany Loan Claim.

1.86.      Intercompany Interest means any Interest held by a Debtor in another Debtor.

1.87.      Interest means the interest (whether legal, equitable, contractual or otherwise) of any holders of any class of equity securities of any of the Debtors, represented by shares of common or preferred stock or other instruments evidencing an ownership interest in any of the Debtors, whether or not certificated, transferable, voting or denominated “stock” or a similar security, or any option, warrant or right, contractual or otherwise, to acquire any such interest.

1.88.      Lien has the meaning set forth in section 101(37) of the Bankruptcy Code.

1.89.      New Common Stock means, collectively, the shares of authorized common stock of the Plan Investor (or, at the option of the Plan Investor, American Depositary Shares representing common stock), the number of which shall be determined in accordance with the Plan Funding Agreement, to be issued by the Plan Investor (or a new holding company established to hold 100% of the equity of the Plan Investor and which will assume the Plan Investor’s obligations under, and in accordance with the terms of, the Plan Funding Agreement) on the Effective Date in connection with the implementation of this Plan and the Plan Funding Agreement or upon exercise of the New Warrants.

1.90.      New Common Stock Distribution means, collectively, the Class 4 New Common Stock Distribution and the Class 6B New Common Stock Distribution, which shall equal 61.4% of the New Common Stock.

1.91.      New Convertible Noteholder means any holder, in its capacity as such, of the New Convertible Notes pursuant to the New Convertible Notes Indenture.

1.92.      New Convertible Notes means the new 5.00% convertible senior unsecured notes issued by Reorganized Aegerion and guaranteed by the Plan Investor pursuant to the New Convertible Notes Indenture in the aggregate principal amount of $125,000,000.

1.93.      New Convertible Notes Indenture means that certain indenture, dated as of the Effective Date, by and between Reorganized Aegerion, as issuer, the Plan Investor, as guarantor, and certain other entities identified therein as “guarantors” and the New Convertible Notes Trustee, as trustee, including all agreements, documents, notes, instruments and any other agreements delivered pursuant thereto or in connection therewith (in each case, as amended, modified or supplemented from time to time), having the material terms set forth on Schedule 1.93 hereto, and a substantially final form of which will be contained in the Plan Supplement.

1.94.      New Convertible Notes Trustee means the financial institution to be identified in the Plan Supplement, or its successors and assigns, in its capacity as trustee for the New Convertible Noteholders under the New Convertible Notes Indenture.

1.95.      New Equity Interests means the new common stock of each of the Reorganized Debtors.

1.96.      New Money Bridge Loan means the first lien term loans in the aggregate principal amount of $50,000,000 made pursuant to the Bridge Loan Credit Agreement.

1.97.      New Money Bridge Loan Claim means any Claim related to, arising under, or in connection with, the New Money Bridge Loan, which shall be Allowed on the Effective Date in the aggregate principal amount of $50,000,000 plus accrued and unpaid fees and interest through the Effective Date.

1.98.      New Registration Rights Agreement means the shareholders’ agreement, to be dated as of the Effective Date, among the Plan Investor, Athyrium and Highbridge, which shall be subject to the consent of the Plan Investor and in form and substance Acceptable to the Debtors, Athyrium, and Highbridge, and a substantially final form of which will be contained in the Plan Supplement.

1.99.      New Term Loan Agent means the financial agent to be identified in the Plan Supplement, solely in its capacity as the administrative agent and collateral agent under the New Term Loan Agreement, and any of its successors or assigns.

1.100.    New Term Loan Agreement means that certain first lien term loan agreement governing the New Term Loan Facility, by and among Reorganized Aegerion, as borrower, the

Plan Investor and certain other entities identified as “guarantors” in the New Term Loan Agreement, and the New Term Loan Agent, as administrative agent and collateral agent, including all agreements, documents, notes, instruments and any other agreements delivered pursuant thereto or in connection therewith (in each case, as amended, modified or supplemented from time to time), having the material terms set forth on Schedule 1.100 hereto, and a substantially final form of which will be contained in the Plan Supplement.

1.101.    New Term Loan Facility means the new first lien term loan facility, the terms of which shall be set forth in the New Term Loan Agreement, which shall be in the original principal amount equal to (a) the New Money Bridge Loan Claim plus (b) the Existing Plan Investor Debt.

1.102.    New Term Loan Facility Lenders means the lenders party to the New Term Loan Agreement.

1.103.    New Term Loan Facility Obligations means the obligations of Reorganized Aegerion and the other obligors party thereto under the New Term Loan Agreement.

1.104. New Warrants means a perpetual warrant issued by the Plan Investor, with a nominal exercise price, to purchase a number of shares of New Common Stock equal to the number of shares that a Person entitled to receive New Common Stock hereunder would otherwise have received had it not elected to receive New Warrants in lieu thereof, the terms of which will provide that it will not be exercisable for a period of sixty (60) days following notice of exercise (subject to customary exceptions) and unless such exercise otherwise complies with applicable law, the form of which warrant shall provide for customary anti-dilution protection in respect of stock splits, stock dividends, reverse stock splits and similar transactions and is reasonably acceptable to the Debtors, the Required Lenders, the Plan Investor, and the Committee.

1.105.    Novelion means Novelion Therapeutics Inc.

1.106.    Novelion Intercompany Loan means the term loan in the original principal amount of $40,000,000 made pursuant to the Novelion Intercompany Loan Credit Agreement.

1.107.    Novelion Intercompany Loan Claim means all Claims related to, arising under, or in connection with, the Novelion Intercompany Loan Credit Agreement, which shall be Allowed on the Effective Date in the aggregate amount of $36,340,173 less an amount equal to (a) the Prepetition Shared Services Adjustment plus (b) the Prepetition Transaction Proceeds Adjustment.

1.108.    Novelion Intercompany Loan Credit Agreement means that certain Amended and Restated Loan and Security Agreement, dated as of March 15, 2018 (as amended, modified or supplemented from time to time), among Aegerion, as borrower, and Novelion, as lender, including all agreements, documents, notes, instruments and any other agreements delivered pursuant thereto or in connection therewith (in each case, as amended, modified or supplemented from time to time).

1.109.    Ongoing Trade Claim means any General Unsecured Claim that is an obligation of the Debtors to third-party providers of goods and services to the Debtors that facilitate the Debtors’ operations in the ordinary course of business and will continue to do so after the Debtors’ emergence from the Chapter 11 Cases.

1.110.    Other General Unsecured Claim means any General Unsecured Claim against a Debtor other than an Ongoing Trade Claim, including (a) Claims held by a former officer, director or employee of the Debtors or the Debtors’ non-Debtor subsidiaries for indemnification, contribution, or advancement of expenses pursuant to any Debtor’s certificate of incorporation, by-laws, operating agreement, or similar organizational document, or any indemnification or contribution agreement, (b) the Convertible Notes Claims, and (c) any Claim based on damages arising from the rejection of an executory contract or unexpired lease.

1.111.    Other Novelion Claim means any Claim held by Novelion or a wholly-owned direct or indirect subsidiary thereof (excluding Aegerion and its Subsidiaries) against the Debtors and their non-Debtor affiliates other than (i) the Novelion Intercompany Loan Claim, (ii) Novelion’s Interests in Aegerion, and (iii) any Claim for payments under Section 1 of the Shared Services Amendment.

1.112.    Other Secured Claim means any Secured Claim against a Debtor other than a Bridge Loan Claim or a Novelion Intercompany Loan Claim.

1.113.    Person means any individual, corporation, partnership, association, indenture trustee, limited liability company, cooperative, organization, joint stock company, joint venture, estate, fund, trust, unincorporated organization, governmental unit or any political subdivision thereof, or any other entity or organization of whatever nature.

1.114.    Petition Date means May 20, 2019, the date on which the Debtors commenced the Chapter 11 Cases.

1.115.    PFA Order shall have the meaning given it in the Plan Funding Agreement.

1.116.    Plan means this joint chapter 11 plan proposed by the Debtors, including the exhibits, supplements, appendices and schedules hereto, either in its present form or as the same may be altered, amended or modified from time to time in accordance with the provisions of the Bankruptcy Code and the terms hereof.

1.117.    Plan Cash means (a) the Debtors’ Cash on hand as of the Effective Date, (b) Cash generated from operations prior to the Effective Date, and (c) borrowings under the DIP Financing Agreement.

1.118.    Plan Consideration means, with respect to any Class of Claims entitled to distributions under this Plan, Cash, New Common Stock, New Warrants, New Convertible Notes, and New Term Loan Facility Obligations, as the context requires.

1.119.    Plan Distributions means the Plan Consideration distributed under this Plan.

1.120.    Plan Documents means the documents, other than this Plan, to be executed, delivered, assumed, and/or performed in connection with the consummation of this Plan, including the documents to be included in the Plan Supplement and any and all exhibits to this Plan and the Disclosure Statement, including the Plan Funding Agreement, the RSA, the Backstop Commitment Agreement, the Rights Offering Procedures, and any and all exhibits to the Plan and the Disclosure Statement, each of which shall be in form and substance Acceptable to the Debtors, each of the Required Parties and the Committee.

1.121.    Plan Funding Agreement means that certain Plan Funding Agreement, dated as of May 20, 2019, among Aegerion and the Plan Investor (as may be amended, modified and/or supplemented from time to time in accordance with its terms), pursuant to which the Plan Investor will acquire 100% of the New Equity Interests in Reorganized Aegerion in exchange for New Common Stock of the Plan Investor (including New Common Stock issuable upon the exercise of New Warrants) in the amounts set forth in this Plan and the Plan Funding Agreement.

1.122.    Plan Investor means (a) Amryt Pharma plc, on behalf of itself and/or one or more of its affiliates, and (b) in the case of the issuance of the New Common Stock and for purposes of Article XII of the Plan and for purposes of the New Registration Rights Agreement, Amryt Pharma plc or a new holding company established to hold 100% of the equity of the Plan Investor and will assume the Plan Investor’s obligations under and in accordance with the Plan Funding Agreement.

1.123.    Plan Investor Equity Raise means the additional equity raise conducted by the Plan Investor, for shares of New Common Stock (including New Common Stock to be issuable upon exercise of the New Warrants) to be issued by the Plan Investor for an aggregate purchase price equal to the Plan Investor Equity Raise Amount to certain existing shareholders of the Plan Investor, for the benefit of the Plan Investor and the Reorganized Debtors and backstopped by the Backstop Parties.

1.124.    Plan Investor Equity Raise Amount means $18,000,000 plus any portion of the Rights Offering Amount that is not timely, duly and validly subscribed and paid for by the Eligible Holders that timely vote to accept the Plan in accordance with the Rights Offering Procedures.

1.125.    Plan Securities means, collectively, the New Convertible Notes, the New Common Stock, the New Warrants, the Subscription Rights, and the Rights Offering Stock.

1.126.    Plan Supplement means the supplemental appendix to this Plan (as may be amended, modified and/or supplemented from time to time), to be filed no later than five (5) calendar days prior to the deadline for filing objections to this Plan or such other earlier or later date(s) as expressly set forth in this Plan, which may contain, among other things, draft forms, signed copies, or summaries of material terms, as the case may be, of (a) the Amended Certificates of Formation, (b) the Amended Memorandum of Association, (c) the list of proposed officers and directors of each of the Plan Investor and the Reorganized Debtors, pursuant to the rights set forth in the New Registration Rights Agreement, (d) the New Term Loan Agreement, (e) the New Convertible Notes Indenture, (f) the Schedule of Rejected Contracts and Leases, (g) the New Registration Rights Agreement, (h) the Implementation Memorandum, (i) an agreement evidencing, or the form of, New Warrants, and (j) any additional documents filed with the Bankruptcy Court before the Effective Date as amendments to the Plan Supplement; provided, that unless consent rights are otherwise expressly set forth in this Plan, each of the documents in the Plan Supplement (whether or not set forth above), including any alternation, restatement, modification or replacement thereto, shall be in form and substance Acceptable to the Debtors, each of the Required Parties and the Committee.

1.127.    Prepetition Shared Services Adjustment means an amount equal to the additional funding needs of Novelion, if any, pursuant to the Shared Services Agreements, in the sole discretion of Aegerion and the Bridge Loan Lenders (and solely to the extent permitted by the DIP Financing Documents), to the extent Aegerion’s share of costs related to post-April 1, 2019 employee costs, audit costs and data room expenses exceed $1,970,000 in the aggregate, which additional funding shall be deemed to reduce the Novelion Intercompany Loan Claim by $1.50 for every $1.00 paid by Aegerion above the $1,970,000 cap.

1.128.    Prepetition Transaction Proceeds Adjustment means an amount equal to the aggregate amount withdrawn from the Novelion Segregated Licensing Account (as defined in the DIP Order) in accordance with the terms of the DIP Order, which aggregate amount withdrawn shall be deemed to reduce the Novelion Intercompany Loan Claim by $1.75 for every $1.00 withdrawn.

1.129.    Priority Non-Tax Claim means any Claim, other than a DIP Claim, an Administrative Expense Claim, a Fee Claim, an Ad Hoc Group Fee Claim or a Priority Tax Claim, entitled to priority in payment as specified in section 507(a) of the Bankruptcy Code.

1.130.    Priority Tax Claim means any Claim of a governmental unit (as defined in section 101(27) of the Bankruptcy Code) of the kind entitled to priority in payment under sections 502(i) and 507(a)(8) of the Bankruptcy Code.

1.131.    Pro Rata Share means (a) with respect to any distribution on account of an Allowed Claim, a distribution equal in amount to the ratio (expressed as a percentage) that the amount of such Allowed Claim bears to the aggregate amount of all Allowed Claims entitled to share in the relevant Plan Distribution, and (b) with respect to an Eligible Holder’s participation in the Rights Offering, a distribution equal in amount to the ratio (expressed as a percentage) that the amount of such Eligible Holder’s Subscription Rights bears to the aggregate amount of all Rights Offering Stock distributed to Eligible Holders as determined pursuant to the Rights Offering.

1.132.    Professional Person(s) means all Persons retained by order of the Bankruptcy Court in connection with the Chapter 11 Cases, pursuant to sections 327, 328, 330, 363, or 1103 of the Bankruptcy Code, excluding any ordinary course professionals retained pursuant to an order of the Bankruptcy Court.

1.133.    Rebate Obligation means any cash expenditures in France made in connection with a “cohort ATU” that is authorized by the French National Agency for Medicines and Health Products Safety or any similar rebates in Spain or the United States.

1.134.    Released Parties means, collectively, and each solely in its capacity as such: (a) the Debtors, their respective non-Debtor subsidiaries, and the Reorganized Debtors; (b) Novelion; (c) the DIP Administrative Agent and the DIP Lenders; (d) the Bridge Loan Administrative Agent; (e) the Convertible Notes Trustee; (f) the Bridge Loan Lenders; (g) the Consenting Lenders; (h) the members of the Ad Hoc Group; (i) the Plan Investor; (j) the Committee and each of its current and former members solely in their capacity as members of the Committee; (k) each of such parties’ respective predecessors, successors, assigns, subsidiaries, owners, affiliates, managed accounts, funds or funds under common management; and (l) each of the foregoing parties’ (described in clauses (a)-(k)) respective current and former officers, directors, managers, managing members, employees, members, principals, shareholders, agents, advisory board members, management companies, fund advisors, partners, attorneys, financial advisors or other professionals or representatives, together with their successors and assigns, in each case solely in their capacity as such; provided, however, that (i) former directors, officers and employees of the Debtors who were not directors, officers or employees of any of the Debtors or any of the Debtors’ non-Debtor subsidiaries at any time after the Petition Date shall not be deemed Released Parties regardless of whether they would otherwise meet the definition of “Released Parties”, (ii) such attorneys and professional advisors described in subsection (l) shall only include those that provided services related to the Chapter 11 Cases and the transactions contemplated by this Plan (and do not include the attorneys and law firms retained by the Debtors in the ordinary course of business during these Chapter 11 Cases), (iii) no Person shall be a Released Party if it objects to the releases provided for in Article XII of this

Plan, and (iv) the shareholders of Novelion, in their capacities as shareholders, shall not be deemed “Released Parties” as to Novelion.

1.135.    Releasing Parties means, collectively, and each solely in its capacity as such: (a) the Debtors, their respective non-Debtor subsidiaries, and the Reorganized Debtors; (b) Novelion; (c) the DIP Administrative Agent and the DIP Lenders; (d) the Bridge Loan Administrative Agent; (e) the Convertible Notes Trustee; (f) the Bridge Loan Lenders; (g) the Consenting Lenders; (h) the members of the Ad Hoc Group; (i) the Plan Investor; (j) the Committee and each of its members solely in their capacity as members of the Committee; (k) each of such parties’ respective predecessors, successors, assigns, subsidiaries, owners, affiliates, managed accounts, funds or funds under common management; (l) each of the foregoing parties’ (described in clauses (a)-(k)) respective current and former officers, directors, managers, managing members, employees, members, principals, shareholders, agents, advisory board members, management companies, fund advisors, partners, attorneys, financial advisors or other professionals or representatives, together with their successors and assigns, in each case solely in their capacity as such; (m) holders of Claims who vote to accept the Plan; (n) holders of Claims who vote to reject the Plan but who vote to “opt in” to the Third Party Release; and (o) all holders of Claims and Interests not described in clauses (a)-(n) who elect to opt-in to the Third Party Release; provided, however, that (i) notwithstanding anything to the contrary herein, the scope of the “Releasing Parties” shall be subject to the limitations set forth in Section 12.6(b) herein, (ii) former directors, officers and employees of the Debtors who were not directors, officers or employees of any of the Debtors or any of the Debtors’ non-Debtor subsidiaries at any time after the Petition Date shall not be deemed Releasing Parties regardless of whether they would otherwise meet the definition of “Releasing Parties”, and (iii)(a) shareholders of Novelion, solely in their capacities as shareholders, shall not be deemed “Releasing Parties”, and (b) Novelion shall not be deemed a “Releasing Party” as to Novelion’s shareholders (solely in their capacities as such).

1.136.    Reorganized Aegerion means Aegerion on and after the Effective Date.

1.137.    Reorganized Debtor(s) means, as the context requires, the applicable Debtor(s) on and after the Effective Date, after giving effect to the restructuring transactions occurring on the Effective Date in accordance with this Plan.

1.138.    Required Consenting Lenders means the Required Consenting Lenders as defined in the RSA.

1.139.    Required Parties means the Required Parties as defined in the RSA.

1.140.    Rights Offering means the offering of Subscription Rights to Eligible Holders to purchase shares of New Common Stock (including New Common Stock to be issuable upon the exercise of New Warrants) to be issued by the Plan Investor on the Effective Date pursuant to the Plan, for an aggregate purchase price of the Rights Offering Amount, to be conducted in reliance upon the exemption from registration under the Securities Act provided in section 1145 of the Bankruptcy Code.

1.141.    Rights Offering Amount means $42,000,000 minus any portion of the Rights Offering Amount that is not timely, duly and validly subscribed and paid for by the Eligible Holders that timely vote to accept the Plan in accordance with the Rights Offering Procedures.

1.142.    Rights Offering Exercise Price means the purchase price for each share of Rights Offering Stock, as set forth in the Rights Offering Procedures and approved by the Bankruptcy Court. The Rights Offering Exercise Price for the Rights Offering Stock will be set at a per share price that is based upon the Rights Offering Stock equaling 13.61% of the New Common Stock of the Plan Investor (after giving effect to the Rights Offering and the Plan Investor Equity Raise, but prior to the any management incentive plan, conversion of the New Convertible Notes, or any contingent value rights issued to existing shareholders of the Plan Investor).

1.143.    Rights Offering Procedures means the procedures governing the Rights Offering, which procedures are attached as an exhibit to the Disclosure Statement, and shall be Acceptable to the Debtors and each of the Required Parties.

1.144.    Rights Offering Stock means shares of New Common Stock (including New Common Stock issuable upon the exercise of New Warrants) issued by the Plan Investor on the Effective Date pursuant to the Rights Offering.

1.145.    Roll Up Loan Claim means any Claim related to, arising under, or in connection with the Roll Up Loans, which shall be Allowed on the Effective Date in the aggregate principal amount of $22,500,000, plus accrued and unpaid fees and interest through the Effective Date.

1.146.    Roll Up Loans means first lien term loans in the aggregate principal amount of $22,500,000 that were funded by the Bridge Loan Lenders pursuant to the Bridge Loan Credit Agreement to repurchase and retire, at par, an equal amount of Convertible Notes held by the Bridge Loan Lenders.

1.147.    RSA means that certain Restructuring Support Agreement, dated as of May 20, 2019, inclusive of all exhibits thereto, by and among the Debtors, the Plan Investor and the Consenting Lenders.

1.148.    Schedule of Rejected Contracts and Leases means a schedule of the contracts and leases to be rejected pursuant to section 365 of the Bankruptcy Code and Section 10.1 hereof, which shall be contained in the Plan Supplement.

1.149.    Schedules means the schedules of assets and liabilities filed in the Chapter 11 Cases, as amended or supplemented from time to time.

1.150.    SEC has the meaning set forth in Section 12.6(d) of this Plan.

1.151.    Secured Claim means a Claim: (a) that is secured by a valid, perfected and enforceable Lien on Collateral, to the extent of the value of the Claim holder’s interest in such Collateral as of the Confirmation Date; or (b) to the extent that the holder thereof has a valid right of setoff pursuant to section 553 of the Bankruptcy Code.

1.152.    Securities Act means the Securities Act of 1933, as amended.

1.153.    Shared Services Agreements means, collectively, that certain Master Service Agreement, dated as of December 1, 2016, between Novelion and Aegerion (as amended, modified or supplemented from time to time), and that certain Master Service Agreement, dated as of December 1, 2016, between Novelion Services USA, Inc. and Aegerion (as amended, modified or supplemented from time to time), in each case as amended pursuant to the Shared Services Amendment, which provided for an upfront payment of $3,123,000, plus up to $1,970,000 in payments for additional services through the Effective Date plus, if applicable, the Prepetition Shared Services Adjustment.

1.154.    Shared Services Amendment means that certain Amendment to Shared Services Agreements, dated as of May 20, 2019, by and between Aegerion, Novelion, and Novelion Services USA, Inc.

1.155.    State Government Settlement Agreements shall have the meaning given it in Section 5.5 hereof.

1.156.    Subscription Commencement Date means the date on which the Rights Offering commences, as specified in the Rights Offering Procedures.

1.157.    Subscription Rights means the non-transferable, non-certificated subscription rights of Eligible Holders to purchase shares of Rights Offering Stock on the terms and subject to the conditions set forth in the Plan, the Rights Offering Procedures, and the Backstop Commitment Agreement.

1.158.    Subsidiary means any corporation, association or other business entity of which at least the majority of the securities or other ownership interest is owned or controlled by a Debtor and/or one or more subsidiaries of the Debtor.

1.159.    Third Party Releases means the releases set forth in Section 12.6(b) of this Plan.

1.160.    Transaction Documents means this Plan, the Plan Funding Agreement, the RSA, and each other contract, exhibit, schedule, certificate and other document being delivered pursuant to, or in furtherance of the transactions contemplated by this Plan, the Plan Funding Agreement or the RSA.

1.161.    Unimpaired means, with respect to a Claim, Equity Interest, or Class of Claims or Equity Interests, not “impaired” within the meaning of sections 1123(a)(4) and 1124 of the Bankruptcy Code.

1.162.    Unsubscribed Shares means shares of New Common Stock that are not timely, duly and validly subscribed and paid for in connection with the Plan Investor Equity Raise, including any Rights Offering Stock that are not timely, duly and validly subscribed and paid for by the Eligible Holders that timely vote to accept the Plan in accordance with the Rights Offering Procedures.

1.163.    U.S. Trustee means the United States Trustee for Region 2.

1.164.    U.S. Trustee Fees means fees arising under 28 U.S.C. § 1930(a)(6) and, to the extent applicable, accrued interest thereon arising under 31 U.S.C. § 3717.

B.	Interpretation; Application of Definitions and Rules of Construction.

Unless otherwise specified, all section or exhibit references in this Plan are to the respective section in, or exhibit to, this Plan. The words “herein,” “hereof,” “hereto,” “hereunder,” and other words of similar import refer to this Plan as a whole and not to any particular section, subsection, or clause contained therein. Whenever from the context it is appropriate, each term, whether stated in the singular or the plural, will include both the singular and the plural. Any term that is not otherwise defined herein, but that is used in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning given to that term in the Bankruptcy Code or the Bankruptcy Rules, as applicable. The rules of construction contained in section 102 of the Bankruptcy Code, other than section 102(5), shall apply to the construction of this Plan. Any reference in this Plan to an existing document or exhibit filed or to be filed means such document or exhibit as it may have been or may be amended, modified, or supplemented. Subject to the provisions of any contracts, certificates or articles of incorporation, instruments, releases, or other agreements or documents entered into in connection with this Plan, the rights and obligations arising under this Plan shall be governed by, and construed and enforced in accordance with, federal law, including the Bankruptcy Code and Bankruptcy Rules. The captions and headings in this Plan are for convenience of reference only and shall not limit or otherwise affect the provisions hereof. Any reference to an entity as a holder of a Claim or Interest includes that entity’s successors and assigns. Any reference to directors or board of directors includes managers, managing members or any similar governing body, as the context requires.

C.	Appendices and Plan Documents.

All Plan Documents and appendices to this Plan are incorporated into this Plan by reference and are a part of this Plan as if set forth in full herein. The documents contained in the exhibits and Plan Supplement shall be approved by the Bankruptcy Court pursuant to the Confirmation Order. Holders of Claims and Interests may inspect a copy of the Plan Documents, once filed, in the Office of the Clerk of the Bankruptcy Court during normal business hours, or via the Claims Agent’s website at http://cases.primeclerk.com/aegerion, or obtain a copy of any of the Plan Documents by a written request sent to the Claims Agent at the following address:

Aegerion Ballot Processing

c/o Prime Clerk LLC

One Grand Central Place

60 East 42nd Street, Suite 1440

New York, NY 10165

Phone: 844-627-5368 (U.S. toll free)

or 347-292-3524 (international)

ARTICLE II.

CERTAIN INTER-CREDITOR AND INTER-DEBTOR ISSUES

2.1.        Settlement of Certain Inter-Creditor Issues.

The treatment of Claims and Interests under this Plan represents, among other things, the settlement and compromise of certain potential inter-creditor disputes.

2.2.        Formation of Debtor Group for Convenience Purposes.

The Plan groups the Debtors together solely for purposes of describing treatment under the Plan, confirmation of the Plan and making Plan Distributions in respect of Claims against and Interests in the Debtors under the Plan. Such grouping shall not affect any Debtor’s status as a separate legal entity, change the organizational structure of the Debtors’ business enterprise, constitute a change of control of any Debtor for any purpose, cause a merger or consolidation of any legal entities, nor cause the transfer of any assets or the assumption of any liabilities; and, except as otherwise provided by or permitted in the Plan, all Debtors shall continue to exist as separate legal entities.

2.3.        Intercompany Claims and Intercompany Interests.

(a)	Intercompany Claims.

Notwithstanding anything to the contrary herein, on or after the Effective Date, any and all Intercompany Claims shall, at the option of the Debtors or the Reorganized Debtors, as applicable, and as Acceptable to the Required Parties, and the Committee, either be (i) extinguished, canceled and/or discharged on the Effective Date, or (ii) reinstated and otherwise survive the Debtors’ restructuring by virtue of such Intercompany Claims being left unimpaired. To the extent any such Intercompany Claim is reinstated, or otherwise adjusted (including by contribution, distribution in exchange for new debt or equity, or otherwise), paid or continued as of the Effective Date, any such transaction may be effected on or after the Effective Date without any further action by the Bankruptcy Court, act or action under applicable law, regulation, order or rule or the vote, consent, authorization or approval of any Person.

(b)	Intercompany Interests.

No Intercompany Interests shall be cancelled pursuant to this Plan, and all Intercompany Interests shall be unaffected by the Plan and continue in place following the Effective Date, solely for the administrative convenience of maintaining the existing corporate structure of the Debtors and the Reorganized Debtors.

ARTICLE III.

DIP CLAIMS, ADMINISTRATIVE EXPENSE CLAIMS,

FEE CLAIMS, U.S. TRUSTEE FEES AND PRIORITY TAX CLAIMS

The Plan constitutes a joint plan of reorganization for all of the Debtors. All Claims and Interests, except DIP Claims, Administrative Expense Claims, Fee Claims, Ad Hoc Group Fee Claim, U.S. Trustee Fees and Priority Tax Claims, are placed in the Classes set forth in Article IV below. In accordance with section 1123(a)(1) of the Bankruptcy Code, DIP Claims, Administrative Expense Claims, Fee Claims, U.S. Trustee Fees and Priority Tax Claims have not been classified, and the holders thereof are not entitled to vote on this Plan. A Claim or Interest is placed in a particular Class only to the extent that such Claim or Interest falls within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest falls within the description of such other Classes.

A Claim or Interest is placed in a particular Class for all purposes, including voting, confirmation and distribution under this Plan and under sections 1122 and 1123(a)(1) of the Bankruptcy Code. However, a Claim or Interest is placed in a particular Class for the purpose of receiving Plan Distributions only to the extent that such Claim or Interest is an Allowed Claim or Allowed Interest and has not been paid, released or otherwise settled prior to the Effective Date.

3.1.        DIP Claims.

On the Effective Date, the DIP Claims shall be Allowed and shall not be subject to any avoidance, reductions, setoff, offset, recoupment, recharacterization, subordination (whether equitable, contractual, or otherwise), counterclaims, cross-claims, defenses, disallowance, impairment, objection, or any other challenges under any applicable law or regulation by any Person. In full satisfaction, settlement, release and discharge of the Allowed DIP Claims, on the Effective Date, Allowed DIP Claims shall (a) be paid in Cash to the greatest extent possible from available Cash of the Debtors (as reasonably agreed by the Debtors and the DIP Lenders), and (b) to the extent the Allowed DIP Claims are not paid in full in Cash on the Effective Date, receive New Convertible Notes in an amount equal to the amount of the Allowed DIP Claims not receiving Cash pursuant to the foregoing clause (a). Payment of any unpaid fees and expenses of the DIP Administrative Agent shall be paid to the DIP Administrative Agent in cash on the Effective Date. Distributions on account of Allowed DIP Claims other than Cash will not be distributed to the DIP Administrative Agent but instead shall be distributed directly to the DIP Lenders as reflected on the registry maintained by the DIP Administrative Agent as of the Confirmation Date. The Debtors will request such registry from the DIP Administrative Agent. Upon satisfaction of the Allowed DIP Lender Claims as set forth in this Section 3.1 of the Plan, all Liens and security interests granted to secure such obligations, whether in the Chapter 11 Cases or otherwise, shall be terminated and of no further force or effect.

3.2.         Administrative Expense Claims.

(a)	Time for Filing Administrative Expense Claims.

The holder of an Administrative Expense Claim, other than the holder of:

(i)	a Fee Claim;

(ii)	a DIP Claim;

(iii)	a 503(b)(9) Claim;

(iv)	an Ad Hoc Group Fee Claim;

(v)	an Administrative Expense Claim that has been Allowed on or before the Effective Date;

(vi)	an Administrative Expense Claim for an expense or liability incurred and payable in the ordinary course of business by a Debtor;

(vii)	an Administrative Expense Claim on account of fees and expenses incurred on or after the Petition Date by ordinary course professionals retained by the Debtors pursuant to an order of the Bankruptcy Court;

(viii)	an Administrative Expense Claim held by an officer, director or employee of the Debtors serving in such capacity immediately prior to the occurrence of the Effective Date solely in their capacity as such (whether or not also an officer, director or employee of Novelion), for indemnification, contribution, or advancement of expenses pursuant to (A) any Debtor’s certificate of incorporation, by-laws, operating agreement, or similar organizational document, (B) any employment, director or similar agreement, or (C) any indemnification or contribution agreement approved by the Bankruptcy Court;

(ix)	an Administrative Expense Claim arising, in the ordinary course of business, out of the employment by one or more Debtors of an individual from and after the Petition Date, but only to the extent that such Administrative Expense Claim is solely for outstanding wages, commissions, accrued benefits, or reimbursement of business expenses;

(x)	a Claim for adequate protection arising under the DIP Order;

(xi)	an Administrative Expense Claim of Novelion or Novelion Services USA, Inc. arising out of or related to the Shared Services Agreements;

(xii)	an Intercompany Claim;

(xiii)	an Administrative Expense Claim described in 11 U.S.C. § 503(b)(1)(B)-(C), if the holder is a Governmental Unit; or

(xiv)	U.S. Trustee Fees,

must file with the Bankruptcy Court and serve on the Reorganized Debtors, the Claims Agent, and the U.S. Trustee, proof of such Administrative Expense Claim within thirty (30) days after the Effective Date (the “Administrative Bar Date”). Such proof of Administrative Expense Claim must include at a minimum: (1) the name of the applicable Debtor that is purported to be liable for the Administrative Expense Claim and if the Administrative Expense Claim is asserted against more than one Debtor, the exact amount asserted to be owed by each such Debtor; (2) the name of the holder of the Administrative Expense Claim; (3) the asserted amount of the Administrative Expense Claim; (4) the basis of the Administrative Expense Claim; and (5) supporting documentation for the Administrative Expense Claim. FAILURE TO FILE AND SERVE SUCH PROOF OF ADMINISTRATIVE EXPENSE CLAIM TIMELY AND PROPERLY SHALL RESULT IN SUCH CLAIM BEING FOREVER BARRED AND DISCHARGED.

(b)	Treatment of Administrative Expense Claims.

Except to the extent that a holder of an Allowed Administrative Expense Claim agrees to a different treatment, on, or as soon thereafter as is reasonably practicable, the later of the Effective Date and the first Business Day after the date that is fifteen (15) calendar days after the date an Administrative Expense Claim becomes an Allowed Claim, the holder of such Allowed Administrative Expense Claim shall receive from the applicable Reorganized Debtor Cash in an amount equal to such Allowed Claim; provided, however, that Allowed Administrative Expense Claims representing liabilities incurred in the ordinary course of business by any of the Debtors, as debtors in possession, shall be paid by the applicable Reorganized Debtor in the ordinary course of business, consistent with past practice and in accordance with the terms and subject to the conditions of any orders or agreements governing, instruments evidencing, or other documents relating to, such liabilities.

Any Claim related to fees and expenses, contribution or indemnification obligations, payable or owing by the Debtors to the Ad Hoc Group, the Plan Investor, or the Backstop Parties under the RSA, the Backstop Commitment Agreement, the Plan Funding Agreement, or the PFA Order shall constitute an Allowed Administrative Expense Claim and shall be paid in Cash on the Effective Date or as soon thereafter as is reasonably practicable without the need to file a proof of such Claim with the Bankruptcy Court in accordance with Section 3.2(a) hereof and without further order of the Bankruptcy Court.

Any Claim then payable or owing by the Debtors to Novelion or Novelion Services, USA, Inc. arising out of or related to the Shared Services Agreements shall be paid in

Cash on the Effective Date from Plan Cash, without the need to file a proof of such Claim with the Bankruptcy Court in accordance with Section 3.2(a) hereof and without further order of the Bankruptcy Court.

3.3.        Fee Claims.

(a)	Time for Filing Fee Claims.

Any Professional Person seeking allowance of a Fee Claim shall file with the Bankruptcy Court its final application for allowance of compensation for services rendered and reimbursement of expenses incurred prior to the Effective Date and in connection with the preparation and prosecution of such final application no later than forty-five (45) calendar days after the Effective Date or such other date as established by the Bankruptcy Court. Objections to such Fee Claims, if any, must be filed and served no later than sixty-five (65) calendar days after the Effective Date or such other date as established by the Bankruptcy Court.

(b)	Treatment of Fee Claims.

All Professional Persons seeking allowance by the Bankruptcy Court of a Fee Claim shall be paid in full in Cash in such amounts as are approved by the Bankruptcy Court: (i) upon the later of (x) the Effective Date, and (y) three (3) calendar days after the date upon which the order relating to the allowance of any such Fee Claim is entered, or (ii) upon such other terms as may be mutually agreed upon between the holder of such Fee Claim and the Reorganized Debtors. On the Effective Date, the Reorganized Debtors shall reserve and hold in a segregated account Cash in an amount equal to all accrued but unpaid Fee Claims as of the Effective Date, which Cash shall be disbursed solely to the holders of Allowed Fee Claims with the remainder to be reserved until all Fee Claims have been either Allowed and paid in full or Disallowed by Final Order, at which time any remaining Cash in the segregated account shall become the sole and exclusive property of the Reorganized Debtors, provided that the Debtors’ and the Reorganized Debtors’ obligations to pay Allowed Fee Claims shall not be limited or deemed limited to funds held in any escrow account. To the extent that funds held in any escrow account for Allowed Fee Claims are insufficient to satisfy the Allowed amount of Fee Claims owing to the Professional Person, the Reorganized Debtors shall pay such amounts within ten (10) Business Days of entry of the order approving such Fee Claims.

3.4.         U.S. Trustee Fees.

The Debtors or Reorganized Debtors, as applicable, shall pay all outstanding U.S. Trustee Fees of a Debtor on an ongoing basis on the date such U.S. Trustee Fees become due, until such time as a final decree is entered closing the applicable Chapter 11 Case, the applicable Chapter 11 Case is converted or dismissed, or the Bankruptcy Court orders otherwise.

3.5.        Priority Tax Claims.

Except to the extent that a holder of an Allowed Priority Tax Claim agrees to different treatment, each holder of an Allowed Priority Tax Claim shall receive, in the Debtors’ or Reorganized Debtors’ discretion, either: (a) on, or as soon thereafter as is reasonably practicable, the later of the Effective Date and the first Business Day after the date that is thirty

(30) calendar days after the date a Priority Tax Claim becomes an Allowed Claim, Cash in an amount equal to such Claim; or (b) deferred Cash payments following the Effective Date, over a period ending not later than five (5) years after the Petition Date, in an aggregate amount equal to the Allowed amount of such Priority Tax Claim (with any interest to which the holder of such Priority Tax Claim may be entitled calculated in accordance with section 511 of the Bankruptcy Code); provided, however, that all Allowed Priority Tax Claims that are not due and payable on or before the Effective Date shall be paid in the ordinary course of business as they become due.

ARTICLE IV.

CLASSIFICATION OF CLAIMS AND INTERESTS

4.1.        Classification of Claims and Interests.

The following table designates the Classes of Claims against and Interests in the Debtors, and specifies which Classes are: (a) impaired or unimpaired by this Plan; (b) entitled to vote to accept or reject this Plan in accordance with section 1126 of the Bankruptcy Code; or (c) deemed to accept or reject this Plan.

Class	Designation	Impairment	Entitled to Vote
Class 1	Priority Non-Tax Claims	No	No (Presumed to accept)
Class 2	Other Secured Claims	No	No (Presumed to accept)
Class 3	Bridge Loan Claims	Yes	Yes
Class 4	Novelion Intercompany Loan Claims	Yes	Yes
Class 5	Government Settlement Claims	No	No (Presumed to accept)
Class 6A	Ongoing Trade Claims	No	No (Presumed to accept)
Class 6B	Other General Unsecured Claims	Yes	Yes
Class 7	Existing Securities Law Claims	Yes	No (Deemed to reject)
Class 8	Existing Interests	Yes	No (Deemed to reject)

If a controversy arises regarding whether any Claim or Interest is properly classified under the Plan, the Bankruptcy Court shall, upon proper motion and notice, determine such controversy at the Confirmation Hearing. If the Bankruptcy Court finds that the classification of any Claim or Interest is improper, then such Claim or Interest shall be reclassified and any Ballot previously cast by the holder of such Claim or Interest shall be counted in, and the Claim or Interest shall receive the treatment prescribed in, the Class in which the Bankruptcy Court determines such Claim or Interest should have been classified, without the necessity of resoliciting any votes on the Plan.

4.2.         Unimpaired Classes of Claims.

The following Classes of Claims are unimpaired and, therefore, presumed to have accepted this Plan and are not entitled to vote on this Plan under section 1126(f) of the Bankruptcy Code:

(a)      Class 1: Class 1 consists of all Priority Non-Tax Claims.

(b)      Class 2: Class 2 consists of all Other Secured Claims.

(c)      Class 5: Class 5 consists of all Government Settlement Claims.

(d)      Class 6A: Class 6A consists of all Ongoing Trade Claims.

4.3.          Impaired Classes of Claims.

        (a)       The following Classes of Claims are impaired and entitled to vote on this Plan:

    (i)        Class 3: Class 3 consists of all Bridge Loan Claims.

    (ii)       Class 4: Class 4 consists of all Novelion Intercompany Loan Claims.

   (iii)       Class 6B: Class 6B consists of all Other General Unsecured Claims.

(b)       The following Classes of Claims and Interests are impaired and deemed to have rejected this Plan and, therefore, are not entitled to vote on this Plan under section 1126(g) of the Bankruptcy Code:

            (i)        Class 7: Class 7 consists of all Existing Securities Law Claims.

     (ii)      Class 8: Class 8 consists of all Existing Interests.

4.4.         Separate Classification of Other Secured Claims.

Although all Other Secured Claims have been placed in one Class for purposes of nomenclature, each Other Secured Claim, to the extent secured by a Lien on Collateral different than that securing any additional Other Secured Claims, shall be treated as being in a separate sub-Class for the purpose of receiving Plan Distributions.

ARTICLE V.

TREATMENT OF CLAIMS AND INTERESTS

5.1.         Priority Non-Tax Claims (Class 1).

(a)       Treatment: The legal, equitable and contractual rights of the holders of Priority Non-Tax Claims are unaltered by this Plan. Except to the extent that a holder of an Allowed Priority Non-Tax Claim agrees to a different treatment, on the applicable Distribution Date, each holder of an Allowed Priority Non-Tax Claim shall receive Cash from the applicable Reorganized Debtor in an amount equal to such Allowed Claim.

(b)       Voting: The Priority Non-Tax Claims are Unimpaired Claims. In accordance with section 1126(f) of the Bankruptcy Code, the holders of Priority Non-Tax Claims are conclusively presumed to accept this Plan and are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited with respect to such Allowed Priority Non-Tax Claims.

5.2.         Other Secured Claims (Class 2).

      (a)       Treatment: The legal, equitable and contractual rights of the holders of Other Secured Claims are unaltered by this Plan. Except to the extent that a holder of an Allowed Other Secured Claim agrees to a different treatment, on the applicable Distribution Date each holder of an Allowed Other Secured Claim shall receive, at the election of the Reorganized Debtors: (i) Cash in an amount equal to such Allowed Claim; or (ii) such other treatment that will render such Other Secured Claim unimpaired pursuant to section 1124 of the Bankruptcy Code; provided, however, that Other Secured Claims incurred by a Debtor in the ordinary course of business may be paid in the ordinary course of business in accordance with the terms and conditions of any agreements relating thereto, in the discretion of the applicable Debtor or Reorganized Debtor without further notice to or order of the Bankruptcy Court. Each holder of an Allowed Other Secured Claim shall retain the Liens securing its Allowed Other Secured Claim as of the Effective Date until full and final satisfaction of such Allowed Other Secured Claim is made as provided herein. On the full payment or other satisfaction of each Allowed Other Secured Claim in accordance with the Plan, the Liens securing such Allowed Other Secured Claim shall be deemed released, terminated and extinguished, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order or rule or the vote, consent, authorization or approval of any Person.

        (b)       Deficiency Claims: To the extent that the value of the Collateral securing any Other Secured Claim is less than the Allowed amount of such Other Secured Claim, the undersecured portion of such Allowed Claim shall be treated for all purposes under this Plan as an Other General Unsecured Claim and shall be classified as a Class 6B Other General Unsecured Claim.

        (c)       Voting: The Allowed Other Secured Claims are Unimpaired Claims. In accordance with section 1126(f) of the Bankruptcy Code, the holders of Allowed Other Secured Claims are conclusively presumed to accept this Plan and are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited with respect to such Allowed Other Secured Claims.

5.3.         Bridge Loan Claims (Class 3).

(a)       Treatment: The Bridge Loan Claims shall be Allowed under this Plan, and shall not be subject to any avoidance, reductions, setoff, offset, recoupment, recharacterization, subordination (whether equitable, contractual, or otherwise), counterclaims, cross-claims, defenses, disallowance, impairment, objection, or any other challenges under any applicable law or regulation by any Person. Except to the extent that a holder of a Bridge Loan Claim agrees to different treatment with respect to such holder’s Claim, on the applicable Distribution Date, or as soon as practicable thereafter, each holder of a Bridge Loan Claim shall receive, subject to the terms of this Plan, in full and final satisfaction, settlement, release and discharge of its Bridge Loan Claim:

(i)	New Money Bridge Loan Claim: receipt of New Term Loan Facility Obligations on a dollar for dollar basis on account of its New Money Bridge Loan Claim.

(ii)	Roll Up Loan Claim: receipt of New Convertible Notes on a dollar for dollar basis on account of its Roll Up Loan Claim.

(b)       Voting: The Bridge Loan Claims are impaired Claims. Holders of such Claims are entitled to vote to accept or reject the Plan. The Bridge Loan Lenders, as reflected on the registry maintained by the Bridge Loan Administrative Agent on the date the Disclosure Statement Order is entered on the Bankruptcy Court’s docket, rather than the Bridge Loan Administrative Agent, will vote on the Plan. The Debtors will request such registry from the Bridge Loan Administrative Agent and votes will be solicited directly by the Debtors with respect to such Bridge Loan Claims.

5.4.          Novelion Intercompany Loan Claims (Class 4).

(a)       Treatment: The Novelion Intercompany Loan Claim shall be Allowed under this Plan, and shall not be subject to any avoidance, reductions, setoff, offset, recoupment, recharacterization, subordination (whether equitable, contractual, or otherwise), counterclaims, cross-claims, defenses, disallowance, impairment, objection, or any other challenges under any applicable law or regulation by any Person. Except to the extent that the holder of the Novelion Intercompany Loan Claim agrees to different treatment, on the applicable Distribution Date, or as soon as practicable thereafter, the holder of the Novelion Intercompany Loan Claim shall receive, in full and final satisfaction, release and discharge of the Novelion Intercompany Loan Claim, the Class 4 New Common Stock Distribution. For the avoidance of doubt, in satisfaction of the Novelion Intercompany Loan Claim in accordance with this Section 5.4, Novelion shall waive and release any and all Other Novelion Claims, and Novelion shall not be entitled to any distribution or consideration on account thereof, except as provided in Section 1 of the Shared Services Agreements pursuant to Section 7.16 hereof.

(b)       Voting: The Novelion Intercompany Loan Claim is an impaired Claim. The holder of such Claim is entitled to vote to accept or reject the Plan, and the vote of such holder will be solicited with respect to such Novelion Intercompany Loan Claim.

5.5.         Government Settlement Claims (Class 5).

(a)       Treatment: Except to the extent that a holder of a Government Settlement Claim agrees to a different treatment, Government Settlement Claims shall be unimpaired by this Plan and shall remain obligations of the Reorganized Debtors to the extent not satisfied and/or paid on or before the Effective Date. The Government Settlement Agreements shall be deemed assumed by the Debtors, and binding upon the Reorganized Debtors and the applicable parties thereto as of and following the Effective Date (however, the foregoing shall not constitute a determination whether such agreements are executory contracts subject to section 365 of the Bankruptcy Code).

Notwithstanding the foregoing, the applicable federal government parties to the federal Government Settlement Agreements have agreed not to exercise rights under the federal Government Settlement Agreements to accelerate or increase monetary obligations under those agreements based solely on the fact of the commencement of the Chapter 11 Cases or the fact of the consummation of the transactions contemplated by this Plan, the Plan Funding Agreement and/or the other Transaction Documents, including the occurrence of any Fundamental Transaction (as defined in the Government Settlement Agreements), by virtue of the consummation of any such transactions or the failure of the New Common Stock of the Plan Investor to be listed on the NASDAQ or other US stock exchange, provided that all of the Debtors’ and Reorganized Debtors’ payment and other obligations under the federal Government Settlement Agreements continue to be fulfilled in accordance with the terms of those agreements during the Chapter 11 Cases and after the Reorganized Debtors’ emergence from the Chapter 11 Cases. Except as expressly set forth in this paragraph, the applicable federal government parties to the federal Government Settlement Agreements reserve all rights under those agreements, including but not limited to any right to require accelerated or increased payments if the Debtors and/or Reorganized Debtors fail to comply with their payment or other obligations under those agreements.

With respect to the non-federal government parties to the Government Settlement Agreements listed at Schedule 1.81(b)-(cc), (jj) to the Plan (the “State Government Settlement Agreements”), the Debtors and Reorganized Debtors expressly agree that any provisions regarding default and acceleration in the State Government Settlement Agreements (including, but not limited to, the “Relators’ Letter Agreement”) as written and agreed to on or about February 14, 2018, as the result of a global settlement in United States et al., ex rel. Clarke et al., v. Aegerion Pharmaceuticals, Inc., et al., Civil Action No. 13-11785, as filed in the United States District Court for the District of Massachusetts, shall continue to apply as set forth in those agreements, notwithstanding any provisions of the Plan, Plan Documents, and Confirmation Order. Nothing in the Plan, Plan Documents, and Confirmation Order releases, nullifies, precludes, modifies, or enjoins the enforcement of the terms of the State Governmental Settlement Agreements by and between the Debtors and any parties thereto. For the sake of clarity, nothing in the Plan, Plan Documents, and Confirmation Order shall divest any court, commission, or tribunal of jurisdiction over any matters related to the State Government

Settlement Agreements or confer on the Bankruptcy Court jurisdiction over any matter related to the State Government Settlement Agreements. Notwithstanding the foregoing, the monetary obligations under the State Government Settlement Agreements shall not be accelerated or increased as a result of the commencement of the Chapter 11 Cases or the consummation of the Plan, the Plan Funding Agreement, the Rights Offering, the New Term Loan Facility, and the New Convertible Notes, including the occurrence of any Fundamental Transaction (as defined in the State Government Settlement Agreements), by virtue of the consummation of any such transactions or the failure of the New Common Stock of the Plan Investor to be listed on the NASDAQ or other US stock exchange; provided that such transactions are consummated by October 31, 2019, as such date may be extended with the consent of the Debtors, the Required Parties and the applicable government parties to the State Government Settlement Agreements; provided further that, following the effective date of the Plan, all terms of the State Government Settlement Agreements will be in full force and effect, including, but not limited to any right to require accelerated or increased payments upon the occurrence of any Fundamental Transaction occurring after the Effective Date.

Nothing in the foregoing paragraphs affects or limits the provisions of Section 12.6(d)-(e) of the Plan.

(b)       Voting: The Government Settlement Claims are Unimpaired Claims. In accordance with section 1126(f) of the Bankruptcy Code, the holders of the Government Settlement Claims are conclusively presumed to accept this Plan and are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited with respect to the Government Settlement Claims.3

5.6.         Ongoing Trade Claims (Class 6A).

(a)       Treatment: Except to the extent that a holder of an Allowed Ongoing Trade Claim agrees to a different treatment, on the applicable Distribution Date each holder of an Allowed Ongoing Trade Claim shall, at the election of the Reorganized Debtors (in consultation with the Committee), and to the extent that such Allowed Ongoing Trade Claim was not previously paid pursuant to an order of the Bankruptcy Court: (i) be paid in full in Cash on the applicable Distribution Date, plus postpetition interest at the Applicable Interest Rate, computed daily from the Petition Date through the applicable Distribution Date, from Plan Cash (unless and until fully exhausted), or (ii) as to any Ongoing Trade Claim incurred in the ordinary course of business where payment comes due, based on normal credit terms, following the Effective Date, receive (a) such treatment that leaves unaltered all legal, equitable, or contractual rights to which the holder of such Allowed Ongoing Trade Claim is entitled in accordance with section 1124 of the Bankruptcy Code, or (b) such other treatment as agreed by the Reorganized Debtors

[3]	It is the Debtors’ position that the Government Settlement Claims are Unimpaired Claims and that Class 5 is presumed to accept this Plan under section 1126(f) of the Bankruptcy Code. However, the holders of Government Settlement Claims reserve their rights to dispute the Debtors’ position and/or to object to this Plan by the deadline established by the Bankruptcy Court. Further, even if the holders of Government Settlement Claims are presumed to accept this Plan, that presumption in no way affects or limits the provisions of section 12.6(d)-(e) of this Plan.

and the holder of such Allowed General Unsecured Claim, to their mutual satisfaction, that would render such Ongoing Trade Claim Unimpaired.

(b)       Voting: The Allowed Ongoing Trade Claims are Unimpaired Claims. In accordance with section 1126(f) of the Bankruptcy Code, the holders of Allowed Ongoing Trade Claims are conclusively presumed to accept this Plan and are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited with respect to such Allowed Ongoing Trade Claims.

5.7.         Other General Unsecured Claims (Class 6B).

(a)       Treatment: Except to the extent that a holder of an Allowed Other General Unsecured Claim agrees to less favorable treatment, each holder of an Allowed Other General Unsecured Claim shall receive, on the applicable Distribution Date and in full and final satisfaction, settlement and release of such Allowed Other General Unsecured Claim, its Pro Rata Share of: (i) New Convertible Notes in the principal amount of $125,000,000 less the portion of New Convertible Notes distributed to (x) holders of DIP Claims (to the extent the DIP Claims are not repaid in full in Cash and receive a distribution of New Convertible Notes pursuant to Section 3.1 hereof), and (y) the holders of Roll Up Loan Claims pursuant to Section 5.3(a)(ii) hereof; and (ii) the Class 6B New Common Stock Distribution (including any New Common Stock issuable upon exercise of the New Warrants).

(b)       Voting: The Other General Unsecured Claims are impaired Claims. Holders of such Claims are entitled to vote to accept or reject the Plan, and the votes of such holders will be solicited with respect to such Other General Unsecured Claims.

5.8.         Existing Securities Law Claims (Class 7).

(a)       Treatment: Holders of Existing Securities Law Claims shall not receive or retain any distribution under the Plan on account of such Existing Securities Law Claims.

(b)       Voting: The Existing Securities Law Claims are impaired Claims. In accordance with section 1126(g) of the Bankruptcy Code, the holders of Existing Securities Law Claims are conclusively deemed to reject this Plan and are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited with respect to such Existing Securities Law Claims.

5.9.         Existing Interests (Class 8).

(a)       Treatment: Existing Interests shall be discharged, cancelled, released and extinguished, and holders thereof shall not receive or retain any distribution under the Plan on account of such Existing Interests.

(b)       Voting: The Existing Interests are impaired Interests. In accordance with section 1126(g) of the Bankruptcy Code, the holders of Existing Interests are conclusively deemed to reject this Plan and are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited with respect to such Existing Interests.

5.10.       Special Provision Governing Unimpaired Claims.

For the avoidance of doubt, notwithstanding anything to the contrary in this Plan, the Plan Supplement, or in the Confirmation Order, until a holder of an Allowed Unimpaired Claim has received payment on account of such holder’s Allowed Claim that renders such Claim Unimpaired in accordance with this Plan, (a) such Claim shall not be deemed settled, satisfied, resolved, released, discharged, barred or enjoined by any provision of the Plan or the Confirmation Order, and (b) the property of each Debtors’ Estates that vests in the applicable Reorganized Debtor pursuant to the Plan shall not be free and clear of such Claim.

ARTICLE VI.

ACCEPTANCE OR REJECTION OF

THE PLAN; EFFECT OF REJECTION BY ONE

OR MORE CLASSES OF CLAIMS OR INTERESTS

6.1.         Class Acceptance Requirement.

A Class of Claims shall have accepted the Plan if it is accepted by at least two- thirds (2/3) in dollar amount and more than one-half (1/2) in number of holders of the Allowed Claims in such Class that have voted on the Plan calculated in accordance with the Disclosure Statement Order.

6.2.         Tabulation of Votes on a Non-Consolidated Basis.

All votes on the Plan shall be tabulated on a non-consolidated basis by Class and by Debtor for the purpose of determining whether the Plan satisfies sections 1129(a)(8) and/or (10) of the Bankruptcy Code.

6.3.         Confirmation Pursuant to Section 1129(b) of the Bankruptcy Code or “Cramdown.”

Because certain Classes are deemed to have rejected this Plan, the Debtors will request confirmation of this Plan, as it may be modified and amended from time to time, under section 1129(b) of the Bankruptcy Code with respect to such Classes. Subject to Sections 14.5 and 14.6 of this Plan, the Debtors reserve the right (subject to the parties’ rights under the RSA and the Plan Funding Agreement) to alter, amend, modify, revoke or withdraw this Plan or any Plan Document in order to satisfy the requirements of section 1129(b) of the Bankruptcy Code, if necessary. Subject to Sections 14.5 and 14.6 of this Plan, the Debtors also reserve the right to request confirmation of the Plan, as it may be modified, supplemented or amended from time to time, with respect to any Class that affirmatively votes to reject the Plan.

6.4.         Elimination of Vacant Classes.

Any Class of Claims or Interests that does not have a holder of an Allowed Claim or Allowed Interest or a Claim or Interest temporarily Allowed as of the date of the Confirmation Hearing shall be deemed eliminated from the Plan for purposes of voting to accept or reject the

Plan and for purposes of determining acceptance or rejection of the Plan pursuant to section 1129(a)(8) of the Bankruptcy Code.

6.5.         Voting Classes; Deemed Acceptance by Non-Voting Classes.

If a Class contains Claims or Interests eligible to vote and no holders of Claims or Interests eligible to vote in such Class vote to accept or reject the Plan, the Plan shall be deemed accepted by such Class.

6.6.         Confirmation of All Cases.

Except as otherwise specified herein, the Plan shall not be deemed to have been confirmed unless and until the Plan has been confirmed as to each of the Debtors; provided, however, that the Debtors, subject to the parties’ rights under the RSA and the Plan Funding Agreement, may at any time waive this Section 6.6.

ARTICLE VII.

MEANS FOR IMPLEMENTATION

7.1.         Non-Substantive Consolidation.

The Plan is a joint plan that does not provide for substantive consolidation of the Debtors’ Estates, and on the Effective Date, the Debtors’ Estates shall not be deemed to be substantively consolidated for purposes hereof. Except as specifically set forth herein, nothing in this Plan shall constitute or be deemed to constitute an admission that any one of the Debtors is subject to or liable for any claim against any other Debtor. Additionally, claimants holding Claims and Interests against multiple Debtors, to the extent Allowed in each Debtor’s Chapter 11 Case, will be treated as holding a separate Claim or separate Interest, as applicable, against each Debtor’s Estate, provided, however, that no holder of an Allowed Claim shall be entitled to receive more than payment in full of such Allowed Claim (plus postpetition interest, if and to the extent provided in this Plan), and such Claims will be administered and treated in the manner provided in this Plan.

7.2.         Plan Funding Transaction.

On the Effective Date, subject to the terms and conditions set forth in the Plan Funding Agreement and the Implementation Memorandum and in exchange for New Common Stock in the Plan Investor or a newly formed holding company of the Plan Investor (“New Amryt”) and the other obligations of the Plan Investor and/or New Amryt under the Plan Funding Agreement and this Plan, Aegerion shall sell to the Plan Investor or New Amryt one hundred percent (100%) of the New Equity Interests in Reorganized Aegerion. From and after the Effective Date, the Plan Investor or New Amryt shall directly and indirectly own the Reorganized Debtors. The existing shareholders of the Plan Investor shall own 38.6% of New Common Stock and the holders of Class 4 and Class 6B Claims shall collectively own 61.4% of the New Common Stock (prior to completion of the $42 million Rights Offering and $18 million Plan Investor Equity Raise). The transfer of the New Equity Interests of Reorganized Aegerion to the Plan Investor or New Amryt, and any and all action to be taken in connection therewith, shall be authorized without the need for any further board, corporate or shareholder action of the Debtors or Novelion. The issuance of the New Common Stock requires the approval of the U.K. Panel on Takeovers and Mergers. Further, the formation of New Amryt will be effected pursuant to a scheme of arrangement that requires the approval of both the (a) shareholders of the Plan Investor (with a voting threshold of 75% of those voting and a majority in number of those voting) and (b) courts of England and Wales. The scheme of arrangement will be undertaken pursuant to Part 26 of the Companies Act of 2006 and will involve an application by the Plan Investor to the High Court of Justice in England and Wales to sanction the scheme of arrangement to allow New Amryt to become the holding company of the Plan Investor group, following which the rights and obligations of the Plan Investor under the Plan Funding Agreement will be assumed by New Amryt. In consideration for the cancellation of each Plan Investor shareholder’s interest in the Plan Investor, each Plan Investor shareholder will receive shares in New Amryt and certain contingent value rights. The New Common Stock is anticipated to be listed for trading on the Alternative Investment Market operated by the London Stock Exchange plc. (“AIM”) and on the Euronext Growth Market operated by Euronext Dublin (“Euronext”) and will require the approval of AIM and Euronext for such admission and trading. The issuance of the New Common Stock is also subject to confirmation of the Plan.

7.3.             Rights Offering.

(a)       Purpose. The proceeds of the sale of the Rights Offering Stock and Plan Investor Equity Raise shall be used to provide a new equity raise of $60 million — $42 million of which is on account of the Rights Offering conducted under the Plan and $18 million of which is on account of the Plan Investor Equity Raise, which shall be available for ordinary course operations and general corporate purposes.

(b)       Rights Offering. In accordance with the New Registration Rights Agreement, the Rights Offering Procedures and the Backstop Commitment Agreement, and as provided in the Implementation Memorandum, each Eligible Holder that timely votes to accept the Plan shall receive Subscription Rights to acquire its respective Pro Rata Share of Rights Offering Stock pursuant to the terms set forth in this Plan and in the Rights Offering Procedures. With respect to each Eligible Holder that timely votes to accept the Plan, each Subscription Right shall represent the right to acquire one share of Rights Offering Stock for the Rights Offering Exercise Price.

(c)       Backstop Commitment. The Plan Investor Equity Raise will be correspondingly increased by the aggregate amount of the Rights Offering Amount that is not timely, duly and validly subscribed and paid for by the Eligible Holders that timely vote to accept the Plan in accordance with the Rights Offering Procedures, and in accordance with, and subject to the limitations of, the provisions of the Backstop Commitment Agreement, and as further described below, upon exercise of the put option of the Plan Investor, the Backstop Parties shall be severally, and not jointly, required to purchase their applicable portion of the Unsubscribed Shares (allocated pro rata among the Backstop Parties based upon their respective Backstop Commitments) in the event that the Plan Investor has been unable to effect a private placement of the entire Plan Investor Equity Raise Amount.

(d)       Commitment Fee. On the Effective Date, the Backstop Parties shall receive from the Plan Investor their respective portion of the Backstop Commitment Fee pursuant to the terms of the Backstop Commitment Agreement. The Backstop Commitment Fee shall be fully earned immediately upon the Subscription Commencement Date and payable by the Plan Investor (and not the Debtors) on the Effective Date pursuant to the terms and conditions of the Backstop Commitment Agreement.

7.4.         Plan Funding.

The Debtors’ Cash obligations under the Plan will be funded from Plan Cash and proceeds from the Rights Offering and the Plan Investor Equity Raise; provided however (i) that only Plan Cash shall be used for payment of Government Settlement Claims that become due and payable prior to the Effective Date, DIP Claims, Fee Claims, Ad Hoc Group Fee Claim and the Convertible Notes Trustee Fees and (ii) only proceeds from the Rights Offering and Plan Investor Equity Raise will be used to pay the Rebate Obligations or to repay any portion of the DIP Obligations incurred to pay Rebate Obligations.

7.5.         New Term Loan Facility; New Convertibles Notes.

On the Effective Date, subject to the Implementation Memorandum, without any requirement of further action by stockholders or directors of the Debtors, each of the Reorganized Debtors shall be authorized to enter into the New Term Loan Facility, in the estimated amount of $81.9 million (which is an amount equal to (a) the New Money Bridge Loan Claims plus (b) the Existing Plan Investor Debt), and the New Convertible Notes Indenture, governing approximately $125 million of New Convertible Notes, as well as any notes, documents or agreements in connection therewith, including, without limitation, any documents required in connection with the creation or perfection of the Liens on any Collateral securing the New Term Loan Facility.

7.6.       Authorization, Issuance and Delivery of Plan Securities by the Plan Investor.

(a)       On the Effective Date, subject to the Implementation Memorandum, the Plan Investor is authorized to issue or cause to be issued those Plan Securities to be issued by it in accordance with the terms of this Plan and the Plan Funding Agreement and to take any and all action associated therewith, without the need for any further Bankruptcy Court, corporate, limited liability company, member or shareholder action.

(b)       On the Effective Date, subject to the Implementation Memorandum, the Plan Investor shall issue and cause to be delivered the New Common Stock and the New Warrants available in the New Common Stock Distribution to the Reorganized Debtors, who will then deliver such New Common Stock and New Warrants directly to the holders of the Novelion Intercompany Loan Claims and Other General Unsecured Claims in accordance with the terms this Plan.

(c)       On the Effective Date, subject to the Implementation Memorandum, the Plan Investor shall issue and cause to be delivered the Rights Offering Stock to the Reorganized Debtors, who will then deliver such Rights Offering Stock directly to Eligible Holders who vote in favor of the Plan and exercise their Subscription Rights in accordance with the terms of this Plan, the Rights Offering Procedures, and the Backstop Commitment Agreement.

(d)       As a condition to receiving any Plan Securities under this Plan or pursuant to the Rights Offering or the Plan Investor Equity Raise, the Bridge Lenders shall have executed and delivered to the Plan Investor a signature page to the New Registration Rights Agreement. The New Registration Rights Agreement shall be executed and in full force and effect on the Effective Date.

(e)       Notwithstanding anything to the contrary herein, (x) any Person that would be entitled to receive more than 9.99% (but no more than 16%) of the aggregate amount of the New Common Stock issued as of the Effective Date (excluding New Common Stock issued pursuant to any management incentive plan and any New Common Stock reserved for issuance to any person other than such Person pursuant to New Warrants or the New Convertible Notes or any other warrant, option or agreement) or (y) with the consent of the Debtors and Plan Investor, any other Person entitled to receive New Common Stock hereunder, may elect to receive New Warrants on a one-for-one basis in lieu of all or any portion of the shares of New Common Stock that would otherwise be issued to such Person under the Plan; provided that such Person notifies the Debtors in writing of such election (and the percentage of shares of New Common Stock to be issuable thereunder) no later than two (2) Business Days after the Confirmation Date, provided, further, that, with respect to clause (x), without the consent of the Debtors and the Plan Investor, such Person may only elect to receive New Warrants in lieu of such portion of New Common Stock that would otherwise be issued to such Person under the Plan in excess of 7.5% of the aggregate amount of New Common Stock issued as of the Effective Date (excluding New Common Stock issued pursuant to any management incentive plan and any New Common Stock reserved for issuance to any person other than such Person pursuant to New Warrants or the New Convertible Notes or any other warrant, option or agreement).

(f)       Notwithstanding anything to the contrary herein, (x) any Person that would be entitled to receive more than 4.99% (but no more than 6.0%) of the aggregate amount of the New Common Stock issued as of the Effective Date (excluding New Common Stock issued pursuant to any management incentive plan and any New Common Stock reserved for issuance to any person other than such Person pursuant to New Warrants or the New Convertible Notes or any other warrant, option or agreement) or (y) with the consent of the Debtors and Plan Investor, any other Person entitled to receive New Common Stock hereunder, may elect to receive New Warrants on a one-for-one basis in lieu of all or any portion of the shares of New Common Stock that would otherwise be issued to such Person under the Plan; provided that such Person notifies the Debtors in writing of such election (and the percentage of shares of New Common Stock to be issuable thereunder) no later than two (2) Business Days after the Confirmation Date, provided, further, that, with respect to clause (x), without the consent of the Debtors and the Plan Investor, such Person may only elect to receive New Warrants in lieu of such portion of New Common Stock that would otherwise be issued to such Person under the Plan in excess of 4.5% of the aggregate amount of New Common Stock issued as of the Effective Date (excluding New Common Stock issued pursuant to any management incentive plan and any New Common Stock reserved for issuance to any person other than such Person pursuant to New Warrants or the New Convertible Notes or any other warrant, option or agreement).

7.7.         Continued Corporate Existence and Vesting of Assets.

(a)       General.

(i)	Except as otherwise provided in this Plan, the Debtors shall continue to exist after the Effective Date as Reorganized Debtors in accordance with the applicable laws of the respective jurisdictions in which they are incorporated or organized and pursuant to the Amended Certificates of Formation for the purposes of satisfying their obligations under the Plan and the continuation of their business. On or after the Effective Date, each Reorganized Debtor, in its discretion, may take any and all action as permitted by applicable law and such Reorganized Debtor’s organizational documents, as such Reorganized Debtor may determine is reasonable and appropriate, including, but not limited to, causing: (w) a Reorganized Debtor to be merged into another Reorganized Debtor, or its Subsidiary and/or affiliate; (x) a Reorganized Debtor to be dissolved; (y) the legal name of a Reorganized Debtor to be changed; or (z) the closure of a Reorganized Debtor’s case on the Effective Date or any time thereafter.

(ii)	On the Effective Date or as soon as reasonably practicable thereafter, the Reorganized Debtors may take any and all action as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan, including: (1) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, conversion, disposition, transfer, dissolution or liquidation containing terms that are consistent with the terms of the Plan and that satisfy the applicable requirements of applicable law and any other terms to which the applicable entities may agree; (2) the execution and delivery of appropriate instruments of transfer, assignment, assumption or delegation of any asset, property, right, liability, debt or obligation on terms consistent with the terms of the Plan and having other terms for which the applicable parties agree; (3) the filing of appropriate certificates or articles of incorporation, reincorporation, merger, consolidation, conversion or dissolution pursuant to applicable state law; and (4) all other actions that the applicable entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable law.

(b)       Revesting of Assets. Except as otherwise provided in this Plan, on and after the Effective Date, all property of the Estates, wherever located, including all claims, rights and Causes of Action and any property, wherever located, acquired by the Debtors under or in connection with this Plan, shall revest in the Reorganized Debtors, as applicable, free and clear of all Claims, Liens, charges, other encumbrances and Interests. On and after the Effective Date, except as otherwise provided in this Plan, each applicable Reorganized Debtor may operate its business and may use, acquire and dispose of property, wherever located, and each Reorganized Debtor may prosecute, compromise or settle any Claims (including any Administrative Expense Claims) and Causes of Action without supervision of or approval by the Bankruptcy Court and free and clear of any restrictions of the Bankruptcy Code or the Bankruptcy Rules other than restrictions expressly imposed by this Plan or the Confirmation Order. Without limiting the foregoing, the Reorganized Debtors may pay the charges incurred on or after the Effective Date for Professional Persons’ fees, disbursements, expenses or related support services without application to the Bankruptcy Court.

7.8.         Cancellation of Existing Securities and Agreements.

Except for the purpose of evidencing a right to distribution under this Plan, and except as otherwise set forth in this Plan (including Section 2.3 hereof), on the Effective Date, subject to the Implementation Memorandum, all agreements, including all intercreditor agreements, instruments, and other documents evidencing, related to or connected with any Claim or Interest, other than Intercompany Interests, and any rights of any holder in respect thereof, shall be deemed cancelled, discharged and of no force or effect. The holders of or parties to such cancelled instruments, securities and other documentation will have no rights arising from or relating to such instruments, securities and other documentation or the cancellation thereof, except the rights provided for pursuant to this Plan. Notwithstanding anything to the contrary herein, each of the Bridge Loan Credit Agreement, Novelion Intercompany Loan Credit Agreement and the Convertible Notes Indenture shall continue in effect solely to the extent necessary to: (a) permit holders of Bridge Loan Claims, Novelion Intercompany Loan Claims and Convertible Notes Claims (or the Convertible Notes Indenture Trustee) to receive Plan Distributions on account of such respective claims and make further distributions to holders of Claims, in accordance with the Plan, as applicable; (b) permit the Bridge Loan Administrative Agent and the Convertible Notes Trustee to seek compensation and/or reimbursement of fees and expenses in accordance with the terms of this Plan and/or the Convertible Notes Indenture, including through the exercise of the charging Lien provided under the Convertible Notes Indenture; and (c) preserving the right of the Convertible Notes Indenture Trustee to indemnification from the Debtors pursuant and subject to the terms of the Convertible Notes Indenture. Except as provided pursuant to this Plan, upon satisfaction of the Bridge Loan Claims and Convertible Notes Claims, each of the Bridge Loan Administrative Agent and the Convertible Notes Trustee, shall be discharged of all of their respective obligations associated with the Bridge Loan and the Convertible Notes, respectively.

7.9.         Boards.

(a)       As of the Effective Date, the initial board of directors of each of the Reorganized Debtors and the Plan Investor shall consist of those individuals set forth in the Plan Supplement to be filed with the Bankruptcy Court on or before the date of the Confirmation

Hearing. The compensation arrangement for any insider of the Debtors that shall become an officer of a Reorganized Debtor or the Plan Investor shall be disclosed in the Plan Supplement and selected in accordance with the terms set forth in the New Registration Rights Agreement.

(b)       Unless reappointed pursuant to Section 7.9(a) of the Plan, the members of the board of directors of each Debtor prior to the Effective Date shall have no continuing obligations to the Reorganized Debtors in their capacities as such on and after the Effective Date, each such member shall be deemed to have resigned or shall otherwise cease to be a director of the applicable Debtor on the Effective Date. Commencing on the Effective Date, each of the directors of each of the Reorganized Debtors shall serve pursuant to the terms of the applicable organizational documents of such Reorganized Debtor and may be replaced or removed in accordance with such organizational documents.

7.10.       Management.

As of the Effective Date, the individuals who will serve in certain senior management positions of the Reorganized Debtors shall consist of those individuals set forth in the Plan Supplement and shall be Acceptable to the Debtors and each of the Required Parties in accordance with the applicable terms of the Transaction Documents. The compensation arrangement for any insider of the Debtors that shall become an officer of a Reorganized Debtor shall be in form and substance Acceptable to the Debtors and each of the Required Parties and disclosed in the Plan Supplement to be filed with the Bankruptcy Court on or before the date of the Confirmation Hearing.

7.11.       Corporate Action.

(a)       The Reorganized Debtors shall serve on the U.S. Trustee quarterly reports of the disbursements made by each Reorganized Debtor on an entity-by-entity basis, within 15 days after the conclusion of each such period, until such time as a final decree is entered closing the applicable Chapter 11 Case or the applicable Chapter 11 Case is converted or dismissed. Any such reports shall be prepared consistent with (both in terms of content and format) any applicable Bankruptcy Court and U.S. Trustee guidelines. Any deadline for filing Administrative Expense Claims shall not apply to U.S. Trustee Fees.

(b)       On the Effective Date, the Amended Memorandum of Association, the Amended Certificates of Formation and any other applicable amended and restated corporate organizational documents of each of the Reorganized Debtors shall be deemed authorized in all respects.

(c)       Any action under the Plan to be taken by or required of the Debtors or the Reorganized Debtors, including the adoption or amendment of certificates of formation, incorporation and by-laws, the issuance of securities and instruments, or the selection of officers or directors shall be authorized and approved in all respects, without any requirement of further action by any of the Debtors’ or the Reorganized Debtors’ equity holders, sole members, boards of directors or boards of managers, or similar body, as applicable.

(d)       The Debtors and the Reorganized Debtors shall be authorized to execute, deliver, file, and record such documents (including the Plan Documents), contracts, instruments,

releases and other agreements and take such other action as may be necessary to effectuate and further evidence the terms and conditions of the Plan, without the necessity of any further Bankruptcy Court, corporate, limited liability company, board, member, or shareholder approval or action. In addition, the selection of the Persons who will serve as the initial directors, officers and managers of the Reorganized Debtors as of the Effective Date shall be deemed to have occurred and be effective on and after the Effective Date without any requirement of further action by the board of directors, board of managers, or equity holders of the applicable Reorganized Debtor.

7.12.       [Reserved].

7.13.       Payment of Convertible Notes Trustee Fees.

On the Effective Date, the Debtors shall pay in full in Cash all unpaid Convertible Notes Trustee Fees from Plan Cash, regardless of whether such fees and expenses were incurred before or after the Petition Date, without application by any party to the Bankruptcy Court and without notice and a hearing pursuant to section 1129(a)(4) of the Bankruptcy Code or otherwise. Notwithstanding anything to the contrary in the Plan, the Convertible Notes Trustee Fees shall not be subject to the Administrative Bar Date.

7.14.       Comprehensive Settlement of Claims and Controversies.

Pursuant to Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided under this Plan, the provisions of this Plan will constitute a good faith compromise and settlement of all Claims or controversies relating to the rights that a holder of a Claim or Interest may have with respect to any Allowed Claim or Allowed Interest or any distribution to be made pursuant to this Plan on account of any Allowed Claim or Allowed Interest. The entry of the Confirmation Order will constitute the Bankruptcy Court’s approval, as of the Effective Date (but subject to Section 5.10 hereof), of the compromise or settlement of all such claims or controversies and the Bankruptcy Court’s finding that all such compromises or settlements are: (i) in the best interest of the Debtors, the Reorganized Debtors, and their respective Estates and property, and of holders of Claims or Interests; and (ii) fair, equitable and reasonable.

7.15.       Additional Transactions Authorized Under This Plan.

On or prior to the Effective Date, as shall be Acceptable to the Required Parties and the Committee, the Debtors shall be authorized to take any such actions as may be necessary or appropriate to reinstate Claims or Interests or render Claims or Interests not impaired, as provided for under this Plan.

7.16.       Shared Services Agreements.

The Shared Services Agreements, as amended, shall be assumed by order of the Bankruptcy Court, and shall terminate on the Effective Date in accordance with the terms of the Shared Services Agreements.

7.17.       Acceptable.

As used herein, the term “Acceptable” shall mean (x) when in reference to any document, or any amendment, modification or change to such document, in form and substance reasonably acceptable to the applicable parties, and (y) when in reference to any individual, reasonably acceptable to the applicable parties.

ARTICLE VIII.

DISTRIBUTIONS

8.1.         Distributions.

The Disbursing Agent shall make all Plan Distributions to the appropriate holders of Allowed Claims in accordance with the terms of this Plan. Distributions to holders of Allowed Other General Unsecured Claims (solely on account of Convertible Notes Claims) shall be made by the Convertible Notes Trustee and deemed completed when made to the Convertible Notes Trustee as Disbursing Agent. Plan Distributions on account of the Bridge Loan Claim (other than the payment of any unpaid fees and expenses of the Bridge Loan Administrative Agent which shall be paid to the Bridge Loan Administrative Agent in cash on the Effective Date) shall not be made to the Bridge Loan Administrative Agent but instead shall be distributed directly to the Bridge Loan Lenders as reflected on the registry maintained by the Bridge Loan Administrative Agent as of the Confirmation Date. The Debtors will request such registry from the Bridge Loan Administrative Agent.

8.2.         No Postpetition Interest on Claims.

Other than as specifically provided in the Plan or the Confirmation Order, or required by applicable bankruptcy or non-bankruptcy law, postpetition interest shall not accrue or be paid on any Claims, and no holder of a Claim shall be entitled to interest accruing on such Claim on or after the Petition Date.

8.3.         Date of Distributions.

Unless otherwise provided herein, any Plan Distributions and deliveries to be made hereunder shall be made on the applicable Distribution Date; provided, that the Reorganized Debtors may utilize periodic distribution dates to the extent that use of a periodic distribution date does not delay payment of the Allowed Claim more than sixty (60) days. For the avoidance of doubt, and notwithstanding anything herein to the contrary, all such Plan Distributions and deliveries that are to be made in Cash hereunder on the applicable Distribution Date shall be made from Plan Cash unless otherwise provided herein. In the event that any payment or act under this Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on or as soon as reasonably practicable after the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

8.4.         Distribution Record Date.

As of the close of business on the Distribution Record Date, the various lists of holders of Claims in each of the Classes, as maintained by the Debtors, or their agents, shall be deemed closed and there shall be no further changes in the record holders of any of the Claims after the Distribution Record Date. Neither the Debtors nor the Disbursing Agent shall have any obligation to recognize any transfer of Claims occurring after the close of business on the Distribution Record Date. Additionally, with respect to payment of any Cure Amounts or any Cure Disputes in connection with the assumption and/or assignment of the Debtors’ executory contracts and unexpired leases, neither the Debtors, the Disbursing Agent nor the Plan Investor shall have any obligation to recognize or deal with any party other than the non-Debtor party to the applicable executory contract or unexpired lease, even if such non-Debtor party has sold, assigned or otherwise transferred its Claim for a Cure Amount.

8.5.         Disbursing Agent.

(a)       Powers of Disbursing Agent. The Disbursing Agent shall be empowered to: (i) effectuate all actions and execute all agreements, instruments, and other documents necessary to perform its duties under this Plan; (ii) make all applicable Plan Distributions or payments contemplated hereby; (iii) employ professionals to represent it with respect to its responsibilities; and (iv) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court (including any order issued after the Effective Date), pursuant to this Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions hereof.

(b)       Expenses Incurred by the Disbursing Agent on or After the Effective Date. Except as otherwise ordered by the Bankruptcy Court, and subject to the written agreement of the Reorganized Debtors, the amount of any reasonable and documented fees and expenses incurred by the Disbursing Agent on or after the Effective Date (including taxes) and any reasonable compensation and expense reimbursement Claims (including reasonable attorney and other professional fees and expenses) of the Disbursing Agent shall be paid in Cash by the Reorganized Debtors. The foregoing fees and expenses shall be paid in the ordinary course, upon presentation of invoices to the Reorganized Debtors and without the need for approval by the Bankruptcy Court, as set forth in Section 3.2(b) of this Plan. In the event that the Disbursing Agent and the Reorganized Debtors are unable to resolve a dispute with respect to the payment of the Disbursing Agent’s fees, costs and expenses, the Disbursing Agent may elect to submit any such dispute to the Bankruptcy Court for resolution.

(c)       Bond. The Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court and, in the event that the Disbursing Agent is so otherwise ordered, all costs and expenses of procuring any such bond or surety shall be borne by the Reorganized Debtors. Furthermore, any such entity required to give a bond shall notify the Bankruptcy Court and the U.S. Trustee in writing before terminating any such bond that is obtained.

(d)       Cooperation with Disbursing Agent. The Reorganized Debtors shall use all commercially reasonable efforts to provide the Disbursing Agent with the amount of Claims and the identity and addresses of holders of Claims, in each case, that are entitled to receive Plan Distributions, as set forth in the Debtors’ or the applicable Reorganized Debtors’ books and records. The Reorganized Debtors will cooperate in good faith with the Disbursing Agent to comply with the withholding and reporting requirements outlined in Section 8.16 of this Plan.

8.6.         Delivery of Distributions in General.

Subject to the provisions contained in this Article VIII, the applicable Disbursing Agent will issue, or cause to be issued, and authenticate, as applicable, all Plan Consideration, and subject to Bankruptcy Rule 9010, make all Plan Distributions or payments to any holder of an Allowed Claim as and when required by this Plan at: (a) the address of such holder on the books and records of the Debtors or their agents; or (b) at the address in any written notice of address change delivered to the Debtors or the applicable Disbursing Agent, including any addresses included on any filed proofs of Claim or transfers of Claim filed with the Bankruptcy Court. In the event that any Plan Distribution to any holder is returned as undeliverable, no distribution or payment to such holder shall be made unless and until the applicable Disbursing Agent has been notified of the then current address of such holder, at which time or as soon as reasonably practicable thereafter such Plan Distribution shall be made to such holder without interest; provided, however, such Plan Distributions or payments shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of the later of one year from (i) the Effective Date, and (ii) the first Distribution Date after such holder’s Claim is first Allowed.

8.7.         Delivery of Distributions on Convertible Notes Claims.

The Convertible Notes Indenture Trustee shall be deemed to be the holder of all Allowed Convertible Notes Claims in Class 6B for purposes of distributions to be made hereunder, and all distributions on account of such Allowed Claims shall be made to or at the direction of the Convertible Notes Indenture Trustee except as otherwise provided herein. As soon as practicable following the Effective Date, the Convertible Notes Indenture Trustee shall arrange to deliver or direct the delivery of such distributions to or on behalf of the holders of Allowed Convertible Notes Claims in Class 6B in accordance with the terms of the Convertible Notes Indenture and the Plan. Distributions of the New Convertible Notes to be held through DTC shall be made through the facilities of DTC in accordance with DTC’s customary practices. All New Convertible Notes to be distributed pursuant to the Plan shall be issued in the names of such holders, their nominees of record, or their permitted designees as of the Distribution Record Date in accordance with DTC’s book-entry procedures, to the extent applicable; provided that such New Convertible Notes are permitted to be held through DTC’s book-entry system; provided, further, that to the extent that the New Convertible Notes are not eligible for distribution in accordance with DTC’s customary practices, the Reorganized Debtors will take such reasonable actions as may be required to cause distributions of the New Convertible Notes under the Plan. No distributions will be made other than through DTC if the New Convertible Notes are permitted to be held through DTC’s book entry system. Any distribution that otherwise would be made to any holder eligible to receive a distribution of a security available solely through DTC who does not own or hold an account eligible to receive a distribution through DTC on a relevant distribution date shall be forfeited. The Reorganized Debtors will cause distributions of New Common Stock to be made to the CREST account of the holders of

Allowed Convertible Notes Claims, or failing that, to the Convertible Notes Indenture Trustee to be held on behalf of the holders of Allowed Convertible Notes Claims and in accordance with the customary practices of the applicable depositary. All New Common Stock to be distributed pursuant to the Plan shall be issued in the names of such holders, their nominees of record, or their permitted designees as of the Distribution Record Date; provided, that to the extent that the New Common Stock is American Depositary Shares representing common stock or is not eligible for distribution as set forth herein, the Reorganized Debtors will take such reasonable actions as may be required to cause distributions of the New Common Stock under the Plan. Notwithstanding anything in the Plan to the contrary, and without limiting the exculpation and release provisions of the Plan, the Convertible Notes Indenture Trustee shall not have any liability to any entity with respect to distributions made or directed to be made by the Convertible Notes Indenture Trustee except for fraud or intentional misconduct.

8.8.         Unclaimed Property.

Except with respect to holders of Unimpaired Claims, one year from the later of (i) the Effective Date, and (ii) the first Distribution Date after such holder’s Claim is first Allowed, all unclaimed property, wherever located, or interests in property distributable hereunder on account of such Claim shall revert to the Reorganized Debtors or their respective successors or assigns of the Reorganized Debtors, and any claim or right of the holder of such Claim to such property, wherever located, or interest in property shall be discharged and forever barred. The Reorganized Debtors and the Disbursing Agent shall have no obligation to attempt to locate any holder of an Allowed Claim other than by reviewing the Debtors’ books and records, and the proofs of Claim filed against the Debtors, as reflected on the claims register maintained by the Claims Agent.

8.9.         Satisfaction of Claims.

Unless otherwise specifically provided herein, any Plan Distributions and deliveries to be made on account of Allowed Claims hereunder shall be in complete settlement, satisfaction and discharge of such Allowed Claims.

8.10.       Manner of Payment Under Plan.

Except as specifically provided herein, at the option of the Reorganized Debtors, any Cash payment to be made hereunder may be made by a check or wire transfer or as otherwise required or provided in applicable agreements or customary practices of the Debtors or the applicable Reorganized Debtor, as the case may be.

8.11.       Fractional Shares; De Minimis Cash Distributions.

Neither the Reorganized Debtors nor the Disbursing Agent shall have any obligation to make a Plan Distribution that is less than one (1) share of New Common Stock or $50.00 in Cash. No fractional shares of New Common Stock shall be distributed. When any Plan Distribution would otherwise result in the issuance of a number of shares of New Common Stock that is not a whole number, the shares of the New Common Stock subject to such Plan Distribution will be rounded to the next higher or lower whole number as follows: (i) fractions equal to or greater than ½ will be rounded to the next higher whole number; and (ii) fractions less than ½ will be rounded to the next lower whole number; provided, that the foregoing shall not apply to any rounding of the Rights Offering Stock, the distribution of which shall be governed by the Rights Offering Procedures and Section 7.3 of this Plan. The total number of shares of New Common Stock to be distributed on account of Allowed Claims will be adjusted as necessary to account for the rounding provided for in this Plan. No consideration will be provided in lieu of fractional shares that are rounded down. Fractional shares of New Common Stock that are not distributed in accordance with this Section 8.11 shall be cancelled.

8.12.       Distributions on Account of Allowed Claims Only.

Notwithstanding anything herein to the contrary, no Plan Distribution shall be made on account of a Claim until such Claim becomes an Allowed Claim plus any postpetition interest on such Claim, to the extent such interest is permitted under this Plan.

8.13.       No Distribution in Excess of Amount of Allowed Claim.

Notwithstanding anything herein to the contrary, no holder of an Allowed Claim shall, on account of such Allowed Claim, receive a Plan Distribution of a value in excess of the Allowed amount of such Claim, plus any postpetition interest on such Claim, to the extent such interest is permitted under this Plan.

8.14.       Exemption from Securities Laws.

The issuance of and the distribution under the Plan of the Plan Securities shall be exempt from registration under the Securities Act and any other applicable securities laws pursuant to section 1145 of the Bankruptcy Code, to the maximum extent permitted thereunder.

The New Common Stock (including the Rights Offering Stock and New Common Stock issuable upon the exercise of New Warrants) issued under the Plan will be issued without registration under the Securities Act or any similar federal, state, or local law in reliance upon section 1145 of the Bankruptcy Code. New Common Stock (including the Rights Offering Stock and New Common Stock issuable upon the exercise of New Warrants) issued under the Plan in reliance upon section 1145 of the Bankruptcy Code shall be exempt from, among other things, the registration requirements of Section 5 of the Securities Act and any other applicable U.S. state or local law requiring registration prior to the offering, issuance, distribution, or sale of securities except with respect to an entity that is an “underwriter” as defined in subsection (b) of section 1145 of the Bankruptcy Code. For the avoidance of doubt, Novelion shall not be deemed an “underwriter” as defined in subsection (b) of section 1145 of the Bankruptcy Code. The New Common Stock (including the Rights Offering Stock and New Common Stock issuable upon the exercise of New Warrants) issued pursuant to section 1145 of the Bankruptcy Code also does not constitute “restricted securities” as defined in Rule 144(a)(3) under the Securities Act, and, subject to the terms of the New Registration Rights Agreement and the Amended Memorandum of Association, is freely tradable and transferable by any holder thereof that: (a) is not an “affiliate” of the Reorganized Debtors as defined in Rule 144(a)(1) under the Securities Act; (b) has not been such an “affiliate” within 90 days of such transfer; and (c) has not acquired the New Common Stock from an “affiliate” within one year of such transfer. For the avoidance of doubt, while the Rights Offering shall be conducted in reliance upon the exemption from registration under the Securities Act provided in section 1145 of the Bankruptcy Code, the Debtors are not seeking such an exemption for the New Common Stock issued pursuant to the Plan Investor Equity Raise or with respect to any shares purchased by existing shareholders of the Plan Investor that are not Eligible Holders.

8.15.       Setoffs and Recoupments.

Except as expressly provided in this Plan, each Reorganized Debtor may, pursuant to section 553 of the Bankruptcy Code, set off and/or recoup against any Plan Distributions to be made on account of any Allowed Claim, any and all claims, rights and Causes of Action that such Reorganized Debtor may hold against the holder of such Allowed Claim to the extent such setoff or recoupment is either (a) agreed in amount among the relevant Reorganized Debtor(s) and holder of such Allowed Claim, or (b) otherwise adjudicated by the Bankruptcy Court or another court of competent jurisdiction; provided, however, that neither the failure to effectuate a setoff or recoupment nor the allowance of any Claim hereunder shall constitute a waiver or release by a Reorganized Debtor or its successor of any and all claims, rights and Causes of Action that such Reorganized Debtor or its successor may possess against the applicable holder.

8.16.       Withholding and Reporting Requirements.

In connection with this Plan and all Plan Distributions hereunder, the Reorganized Debtors shall comply with all withholding and reporting requirements imposed by any federal, state, provincial, local or foreign taxing authority, and all Plan Distributions hereunder shall be subject to any such withholding and reporting requirements. The Reorganized Debtors shall be authorized to take any and all action that may be necessary or appropriate to comply with such withholding and reporting requirements, including requiring a holder of a Claim to submit appropriate tax and withholding certifications. Notwithstanding any other provision of this Plan: (a) each holder of an Allowed Claim that is to receive a Plan Distribution under this Plan shall have sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding and other tax obligations on account of such distribution; and (b) no Plan Distributions shall be required to be made to or on behalf of such holder pursuant to this Plan unless and until such holder has made arrangements satisfactory to the Reorganized Debtors for the payment and satisfaction of such tax obligations or has, to the Reorganized Debtors’ satisfaction, established an exemption therefrom.

8.17.       Hart-Scott Rodino Antitrust Improvements Act.

Any New Common Stock to be distributed under the Plan to an entity required to file a Premerger Notification and Report Form under the Competition Laws shall not be distributed until the notification and waiting period applicable under such Competition Laws to such entity shall have expired or been terminated or any applicable authorizations, approvals, clearances or consents have been obtained.

ARTICLE IX.

PROCEDURES FOR RESOLVING CLAIMS

9.1.         Claims Process.

Other than with respect to Fee Claims, only the Reorganized Debtors shall be entitled to object to Claims after the Effective Date. Any objections to those Claims (other than Administrative Expense Claims) shall be served and filed on or before the later of: (a) the date that is 180 days after the Effective Date; and (b) such other date as may be fixed by the Bankruptcy Court, whether fixed before or after the date specified in clause (a) hereof. Any Claims filed after the Bar Date or Administrative Bar Date, as applicable, shall be deemed disallowed and expunged in their entirety without further order of the Bankruptcy Court or any action being required on the part of the Debtors or the Reorganized Debtors, unless the Person wishing to file such untimely Claim has received the Bankruptcy Court’s authorization to do so. Notwithstanding any authority to the contrary, an objection to a Claim shall be deemed properly served on the claimant if the objecting party effects service in any of the following manners: (a) in accordance with Federal Rule of Civil Procedure 4, as modified and made applicable by Bankruptcy Rule 7004; (b) by first class mail, postage prepaid, on the signatory on the proof of claim as well as all other representatives identified in the proof of claim or any attachment thereto; or (c) if counsel has agreed to or is otherwise deemed to accept service, by first class mail, postage prepaid, on any counsel that has appeared on the claimant’s behalf in the Chapter 11 Cases (so long as such appearance has not been subsequently withdrawn). From and after the Effective Date, the Reorganized Debtors may settle or compromise any Disputed Claim without approval of the Bankruptcy Court.

9.2.       Amendment to Claims.

From and after the Effective Date, no proof of Claim may be amended to increase or assert additional claims not reflected in a previously timely filed Claim (or Claim scheduled on the applicable Debtor’s Schedules, unless superseded by a filed Claim), and any such Claim shall be deemed disallowed and expunged in its entirety without further order of the Bankruptcy Court or any action being required on the part of the Debtors or the Reorganized Debtors unless the claimant has obtained the Bankruptcy Court’s prior approval to file such amended or increased Claim. Notwithstanding anything to the contrary in this Section, proofs of Claim and amendments of any kind to proofs of Claim may be filed by Governmental Units in accordance with the deadlines set by the Order Establishing Deadline for Filing Proofs of Claim and Approving the Form and Manner of Notice Thereof [Docket No. 51].

9.3.         Disputed Claims.

Disputed Claims shall not be entitled to any Plan Distributions unless and until they become Allowed Claims.

9.4.         Estimation of Claims.

The Debtors and/or Reorganized Debtors may request that the Bankruptcy Court enter an Estimation Order with respect to any Claim, pursuant to section 502(c) of the

Bankruptcy Code, for purposes of determining the Allowed amount of such Claim regardless of whether any Person has previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any Claim at any time (including during the pendency of any appeal with respect to the allowance or disallowance of such Claims). In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim for allowance or distribution purposes, that estimated amount will constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on such Claim, the objecting party may elect to pursue any supplemental proceedings to object to any ultimate allowance of such Claim. All of the objection, estimation, settlement, and resolution procedures set forth in the Plan are cumulative and not exclusive of one another. Claims may be estimated and subsequently compromised, settled, resolved or withdrawn by any mechanism approved by the Bankruptcy Court.

ARTICLE X.

EXECUTORY CONTRACTS AND UNEXPIRED LEASES

10.1.       General Treatment.

As of and subject to the occurrence of the Effective Date and the payment of any applicable Cure Amount, all executory contracts and unexpired leases of the Debtors shall be deemed assumed, except that: (a) any executory contracts and unexpired leases that previously have been assumed or rejected pursuant to a Final Order of the Bankruptcy Court shall be treated as provided in such Final Order; (b) any executory contracts and unexpired leases listed on the Schedule of Rejected Contracts and Leases shall be deemed rejected as of the Effective Date; and (c) all executory contracts and unexpired leases that are the subject of a separate motion to assume or reject under section 365 of the Bankruptcy Code pending on the Effective Date shall be treated as provided for in the Final Order resolving such motion. Subject to the occurrence of the Effective Date, entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of the assumptions and rejections described in this Section 10.1 pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Each executory contract and unexpired lease assumed pursuant to this Section 10.1 shall revest in and be fully enforceable by the applicable Reorganized Debtor in accordance with its terms, except as modified by the provisions of the Plan, or any order of the Bankruptcy Court authorizing and providing for its assumption, or applicable federal law. Without determining whether any of the Government Settlement Agreements is an executory contract subject to section 365 of the Bankruptcy Code, the Government Settlement Agreements shall be deemed assumed by the Debtors, and binding upon the Reorganized Debtors and the applicable parties thereto as of and following the Effective Date (provided that the foregoing shall not constitute a determination whether such agreements are executory contracts subject to section 365 of the Bankruptcy Code). Nothing in the foregoing paragraph affects or limits the provisions of Section 12.6(d)-(e) of the Plan.

10.2.       Claims Based on Rejection of Executory Contracts or Unexpired Leases.

Except as otherwise explicitly set forth in the Plan, all Claims arising from the rejection of executory contracts or unexpired leases, if evidenced by a timely filed proof of claim, will be treated as Other General Unsecured Claims. Upon receipt of the Plan Distribution provided in Section 5.7 of the Plan, all such Claims shall be discharged, and shall not be enforceable against the Debtors, the Estates, the Reorganized Debtors or their respective properties or interests in property. In the event that the rejection of an executory contract or unexpired lease by any of the Debtors pursuant to the Plan results in damages to the other party or parties to such contract or lease, a Claim for such damages, if not evidenced by a timely filed proof of claim, shall be forever barred and shall not be enforceable against the Debtors or the Reorganized Debtors, or their respective properties or interests in property as agents, successors or assigns, unless a proof of claim is filed with the Bankruptcy Court and served upon counsel for the Debtors and the Reorganized Debtors on or before the date that is thirty (30) days after the effective date of such rejection (which may be the Effective Date, the date on which the Debtors reject the applicable contract or lease as provided in Section 10.3(c) below, or pursuant to an order of the Bankruptcy Court).

10.3.       Cure of Defaults for Assumed Executory Contracts and Unexpired Leases.

(a)       Except to the extent that less favorable treatment has been agreed to by the non-Debtor party or parties to each such executory contract or unexpired lease to be assumed pursuant to the Plan, any monetary defaults arising under such executory contract or unexpired lease shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the appropriate amount (the “Cure Amount”) in full in Cash on the later of thirty (30) days after: (i) the Effective Date; or (ii) the date on which any Cure Dispute relating to such Cure Amount has been resolved (either consensually or through judicial decision).

(b)       No later than ten (10) calendar days prior to the commencement of the Confirmation Hearing, the Debtors, in consultation with the Plan Investor, shall file a schedule (the “Cure Schedule”) setting forth the Cure Amount, if any, for each executory contract and unexpired lease to be assumed pursuant to Section 10.1 of the Plan, and serve such Cure Schedule on each applicable counterparty. Any party that fails to object to the applicable Cure Amount listed on the Cure Schedule within ten (10) calendar days of the filing thereof shall be forever barred, estopped and enjoined from disputing the Cure Amount set forth on the Cure Schedule (including a Cure Amount of $0.00) and/or from asserting any Claim against the applicable Debtor or Reorganized Debtor arising under section 365(b)(1) of the Bankruptcy Code except as set forth on the Cure Schedule.

(c)       In the event of a dispute (each, a “Cure Dispute”) regarding: (i) the Cure Amount; (ii) the ability of the applicable Reorganized Debtor to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed; or (iii) any other matter pertaining to the proposed assumption, the cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order resolving such Cure Dispute and approving the assumption. To the extent a Cure Dispute relates solely to the Cure Amount, the applicable Debtor may assume and/or assume and assign the applicable contract or lease prior to the resolution of the Cure Dispute provided that such Debtor reserves Cash in an amount sufficient to pay the full amount asserted as the required cure payment by the non-Debtor party to such contract or lease (or such smaller amount as may be fixed or estimated by the Bankruptcy Court). To the extent the Cure Dispute is resolved or determined against the applicable Debtor or Reorganized Debtor, as applicable, such Debtor or Reorganized Debtor, as applicable, may reject the applicable executory contract or unexpired lease after such determination, and the counterparty may thereafter file a proof of claim in the manner set forth in Section 10.2 hereof.

10.4.       Effect of Confirmation Order on Assumption, Assumption and Assignment, and Rejection.

Subject to the occurrence of the Effective Date, entry of the Confirmation Order by the Bankruptcy Court shall constitute entry of an order by the Bankruptcy Court pursuant to sections 365(a) and 1123(b) of the Bankruptcy Code approving the assumptions, assumptions and assignments and rejections described in this Article X and determining that: (a) with respect to such rejections, such rejected executory contracts and unexpired leases are burdensome and that the rejection therein is in the best interests of the Estates; (b) with respect to such assumptions, to the extent necessary, that the applicable Reorganized Debtor has (i) cured, or provided adequate assurance that the applicable Reorganized Debtor will promptly cure, any default in accordance with section 365(b)(1)(A) of the Bankruptcy Code, (ii) compensated or provided adequate assurance that it or its affiliate will promptly compensate the counterparty for any actual pecuniary loss to such party resulting from such default, and (iii) provided adequate assurance of future performance under such executory contract or unexpired lease; and (c) with respect to any assignment, to the extent necessary, that the applicable Reorganized Debtor or the proposed assignee has (i) cured, or provided adequate assurance that it or its affiliate will promptly cure, any default in accordance with section 365(b)(1)(A) of the Bankruptcy Code, (ii) compensated or provided adequate assurance that the applicable Reorganized Debtor or the proposed assignee will promptly compensate the counterparty for any actual pecuniary loss to such party resulting from such default, and (iii) that “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) by the assignee has been demonstrated and no further adequate assurance is required. Assumption of any executory contract or unexpired lease and satisfaction of the Cure Amounts shall result in the full discharge, release and satisfaction of any claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed executory contract or unexpired lease at any time before the date such executory contract or unexpired lease is assumed. Each executory contract and unexpired lease assumed pursuant to this Article X shall revest in and be fully enforceable by the applicable Debtor in accordance with its terms, except as modified by the provisions of the Plan, or any order of the Bankruptcy Court authorizing and providing for its assumption, or applicable federal law. To the maximum extent permitted by law, to the extent any provision in any executory contract or unexpired lease assumed pursuant to the Plan restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the assumption of such executory contract or unexpired lease (including any “change of control” provision), then such provision shall be deemed modified such that the transactions contemplated by the Plan shall not entitle the non-Debtor party thereto to terminate such executory contract or unexpired lease or to exercise any other default-related rights with respect thereto. Any party that fails to timely file a Cure Dispute on the basis that consent to assume or assume and assign the applicable executory contract is a condition to such assumption or assumption and assignment, shall be deemed to have consented to the assumption or assumption and assignment, as applicable, of such contract.

10.5.       Modifications, Amendments, Supplements, Restatements, or Other Agreements.

Unless otherwise provided in the Plan, each assumed or assumed and assigned executory contract and unexpired lease shall include all modifications, amendments, supplements, restatements or other agreements that in any manner affect such executory contract or unexpired lease, and all executory contracts and unexpired leases related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal and any other interests, unless any of the foregoing agreements has been previously rejected or is rejected under the Plan or otherwise.

Modifications, amendments, supplements and restatements to prepetition executory contracts and unexpired leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the executory contract or unexpired lease, or the validity, priority or amount of any Claims that may arise in connection therewith.

10.6.       Compensation and Benefit Programs.

Subject to the paragraph immediately following this paragraph, and except as otherwise expressly provided in this Plan, the Plan Funding Agreement, in a prior order of the Bankruptcy Court or to the extent subject to a motion pending before the Bankruptcy Court as of the Effective Date, all employment and severance policies, and all compensation and benefit plans, policies, and programs of the Debtors applicable to their respective employees, retirees and non-employee directors including all savings plans, unfunded retirement plans, healthcare plans, disability plans, severance benefit plans, incentive plans, and life, accidental death and dismemberment insurance plans, and paid time off policies, in each case, as existing on the Petition Date, are treated as executory contracts under the Plan and, on the Effective Date, will be assumed pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code except for Persons not employees of the Debtors as of the Petition Date.

Each of the Debtors may, prior to the Effective Date and subject to the parties’ rights under the RSA and the Plan Funding Agreement, enter into employment agreements with employees that become effective on or prior to the Effective Date and survive consummation of this Plan. Any such agreements (or a summary of the material terms thereof) shall be in form and substance Acceptable to the Plan Investor and be included in the Plan Supplement or otherwise filed with the Bankruptcy Court on or before the date of the Confirmation Hearing.

On the Effective Date, the Debtors or the Reorganized Debtors, as applicable, shall pay any amounts outstanding under the Debtors’ key executive incentive program and key employee retention plan authorized to be paid as of that date pursuant to an order of the Bankruptcy Court. For the avoidance of doubt, and notwithstanding anything herein to the contrary, any payments of amounts outstanding under the Debtors’ key executive incentive program and key employee retention plan authorized to be paid as of the Effective Date pursuant to an order of the Bankruptcy Court or otherwise, including, without limitation, any and all amounts that are outstanding or will become outstanding as a result of any “change of control” or similar transaction, shall be paid from Plan Cash.

ARTICLE XI.

CONDITIONS PRECEDENT TO
CONSUMMATION OF THE PLAN

11.1.       Conditions Precedent to the Effective Date.

The occurrence of the Effective Date is subject to:

(a)       the RSA not having been terminated and remaining in full force and effect and the PFA Order having become a Final Order and remaining in full force and effect; provided that a termination as to a breaching Consenting Lender, where the termination occurs only as to such Consenting Lender and the RSA remains in full force and effect with respect to the other parties, shall not mean the RSA has been terminated or is not in full force and effect for purposes of this paragraph;

(b)      the Plan Funding Agreement not having been terminated and remaining in full force and effect and the transactions contemplated thereunder having been substantially consummated as of the Effective Date;

(c)       the Rights Offering having been consummated and the Backstop Commitment Agreement not having been terminated and remaining in full force and effect;

(d)       the Disclosure Statement Order, in form and substance Acceptable to the Debtors and each of the Required Parties, having been entered by the Bankruptcy Court and remaining in full force and effect;

(e)       the Confirmation Order, in form and substance Acceptable to the Debtors, each of the Required Parties and the Committee, having become a Final Order and remaining in full force and effect;

(f)       all fees and expenses then due and payable or owed by the Debtors under the Plan Funding Agreement, the PFA Order, the RSA and the Backstop Commitment Agreement having been paid;

(g)       the Convertible Notes Trustee Fees shall have been paid in full in Cash;

(h)      any non-technical and/or immaterial amendments, modifications or supplements to the Plan being Acceptable to the Debtors, the Committee, and each of the Required Parties, except as otherwise provided in Section 14.5 of this Plan; and

(k)       all actions and all agreements, instruments or other documents necessary to implement the terms and provisions of this Plan, including, without limitation, the Plan Funding Agreement and the other documents included in the Plan Supplement, in form and substance Acceptable to the Debtors, the Committee, and each of the Required Parties as set forth in the RSA, the Plan Funding Agreement, and herein, to be entered into by the applicable Debtors being executed and delivered, and any conditions (other than the occurrence of the

Effective Date or certification by a Debtor that the Effective Date has occurred) contained therein having been satisfied or waived in accordance therewith.

11.2.       Satisfaction and Waiver of Conditions Precedent.

Except as otherwise provided herein, any actions taken on the Effective Date shall be deemed to have occurred simultaneously and no such action shall be deemed to have occurred prior to the taking of any other such action. Any of the conditions set forth in Sections 11.1 of this Plan may be waived in whole or part upon agreement by the Debtors, each of the Required Parties and the Committee and as the case may be, without notice and a hearing, and the Debtors’ benefits under any “mootness” doctrine, but only to the extent applicable, shall be unaffected by any provision hereof. The failure to assert the non-satisfaction of any such conditions shall not be deemed a waiver of any other rights hereunder, and each such right shall be deemed an ongoing right that may be asserted or waived (as set forth herein) at any time or from time to time.

11.3.       Effect of Failure of Conditions.

If all of the conditions to effectiveness have not been satisfied (as provided in Section 11.1 hereof) or duly waived (as provided in Section 11.2 hereof) and the Effective Date has not occurred on or before the Outside Date (as defined in the Plan Funding Agreement) or, subject to the parties’ rights under the RSA and the Plan Funding Agreement, by such later date as set forth by the Debtors in a notice filed with the Bankruptcy Court prior to the expiration of such period, then the Debtors, the Required Parties or the Committee may file a motion to vacate the Confirmation Order. Notwithstanding the filing of such a motion, the Confirmation Order shall not be vacated if all of the conditions to consummation set forth in Section 11.1 hereof are either satisfied or duly waived by the Debtors, the Required Parties and the Committee before the Bankruptcy Court enters an order granting the relief requested in such motion. If the Confirmation Order is vacated pursuant to this Section 11.3, this Plan shall be null and void in all respects, the Confirmation Order shall be of no further force or effect, no Plan Distributions shall be made, the Debtors, the Plan Investor, and all holders of Claims and Interests shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Date had never occurred (except that the Plan Investor, or any of its designees, shall retain its rights to the extent provided under the Transaction Documents), and upon such occurrence, nothing contained in this Plan shall: (a) constitute a waiver or release of any Claims against or Interests in the Debtors; (b) prejudice in any manner the rights of the Plan Investor or the holder of any Claim against or Interest in the Debtors; or (c) constitute an admission, acknowledgment, offer or undertaking by any Debtor or any other Person with respect to any matter set forth in the Plan.

ARTICLE XII.

EFFECT OF CONFIRMATION

12.1.       Binding Effect.

Except as otherwise provided in section 1141(d)(3) of the Bankruptcy Code and subject to the occurrence of the Effective Date, on and after the Confirmation Date, the provisions of this Plan shall bind any holder of a Claim against, or Interest in, the Debtors and inure to the benefit of and be binding on such holder’s respective successors and assigns, whether or not the Claim or Interest of such holder is impaired under this Plan and whether or not such holder has accepted this Plan.

12.2.       Discharge of Claims Against and Interests in the Debtors.

Upon the Effective Date and in consideration of the Plan Distributions, if any, except as otherwise provided herein (including in Section 5.10) or in the Confirmation Order, each Person that is a holder (as well as any trustees and agents for or on behalf of such Person) of a Claim or Interest shall be deemed to have forever waived, released, and discharged the Debtors, to the fullest extent permitted by section 1141 of the Bankruptcy Code, of and from any and all Claims, Interests, rights and liabilities that arose prior to the Effective Date. Except as otherwise provided herein (including in Section 5.10), upon the Effective Date, all such holders of Claims and Interests shall be forever precluded and enjoined, pursuant to sections 105, 524 and 1141 of the Bankruptcy Code, from prosecuting or asserting any such discharged Claim against or terminated Interest in any Debtor, any Reorganized Debtor. For the avoidance of doubt, ancillary security enforcement, insolvency processes and/or other proceedings may be deployed in any relevant jurisdictions to implement the transactions set out in this Plan, including this Plan’s discharge provisions, in order to ensure that they are fully effective.

12.3.       Term of Pre-Confirmation Injunctions or Stays.

Unless otherwise provided herein, all injunctions or stays provided in the Chapter 11 Cases arising prior to the Confirmation Date in accordance with sections 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

12.4.       Injunction Against Interference with the Plan.

Upon the entry of the Confirmation Order, all holders of Claims and Interests and other Persons, along with their respective present or former affiliates, employees, agents, officers, directors, or principals, shall be enjoined from taking any actions, whether in the United States or elsewhere, to interfere with the implementation or consummation of this Plan. Moreover, solely to the extent provided in this Plan or under applicable law, the property dealt with by this Plan is transferred to, or vests in (or both, as applicable) the Reorganized Debtors free and clear of all Claims and Interests pursuant to section 1141(c) of the Bankruptcy Code. As such, to the fullest extent permissible under applicable law, no Person holding a Claim or Interest may receive any payment from, or seek recourse against, any assets that are to be distributed under this Plan other than assets required to be distributed to that Person under this

Plan. As of the Confirmation Date, subject to the occurrence of the Effective Date, to the fullest extent permissible under applicable law, all Persons are precluded and barred from asserting against any property to be distributed under this Plan any Claims, rights, Causes of Action, liabilities, Interests, or other action or remedy based on any act, omission, transaction, or other activity that occurred before the Confirmation Date except as expressly provided in this Plan or the Confirmation Order. Each of the Reorganized Debtors, as applicable, is expressly authorized hereby to seek to enforce such injunction.

12.5.       Injunction.

Except as otherwise provided in this Plan, including Sections 5.10 and 12.8, or the Confirmation Order, as of the Confirmation Date, but subject to the occurrence of the Effective Date, all Persons who have held, hold or may hold Claims against or Interests in the Debtors or the Estates are, with respect to any such Claims or Interests, permanently enjoined after the Confirmation Date from: (i) commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding of any kind (including any proceeding in a judicial, arbitral, administrative or other forum) against the Reorganized Debtors, the Estates or any of their property, wherever located, or any direct or indirect transferee of any property, wherever located, of, or direct or indirect successor in interest to, any of the foregoing Persons or any property, wherever located, of any such transferee or successor, on account of or in connection with or with respect to any released, settled, compromised, or exculpated Claims, Interests or Causes of Action arising against the Debtors and/or their Estates; (ii) enforcing, levying, attaching (including any pre-judgment attachment), collecting or otherwise recovering by any manner or means, whether directly or indirectly, any judgment, award, decree or order against the Reorganized Debtors, the Estates or any of their property, wherever located, or any direct or indirect transferee of any property, wherever located, of, or direct or indirect successor in interest to, any of the foregoing Persons, or any property, wherever located, of any such transferee or successor, on account of or in connection with or with respect to any released, settled, compromised, or exculpated Claims, Interests or Causes of Action arising against the Debtors and/or their Estates; (iii) creating, perfecting or otherwise enforcing in any manner, directly or indirectly, any encumbrance of any kind against the Reorganized Debtors, or the Estates or any of their property, wherever located, or any direct or indirect transferee of any property, wherever located, of, or successor in interest to, any of the foregoing Persons, on account of or in connection with or with respect to any released, settled, compromised, or exculpated Claims, Interests or Causes of Action arising against the Debtors and/or their Estates; (iv) acting or proceeding in any manner, in any place whatsoever, that does not conform to or comply with the provisions of this Plan to the full extent permitted by applicable law; and (v) commencing or continuing, in any manner or in any place, any action that does not comply with or is inconsistent with the provisions of this Plan; provided, however, that nothing contained herein shall preclude such Persons from exercising their rights, or obtaining benefits, pursuant to and consistent with the terms of this Plan. For the avoidance of doubt, ancillary security enforcement, insolvency processes and/or other proceedings may be deployed in any relevant jurisdictions to implement the transactions set out in this Plan, including the injunctions set forth in this Section 12.5, in order to ensure that they are fully effective. Each of the Reorganized Debtors, as applicable, is expressly authorized hereby to seek to enforce such injunction.

12.6.       Releases.

(a)       Releases by the Debtors. Except as otherwise provided in the Plan or the Confirmation Order, as of the Effective Date, the Debtors, as, debtors in possession, and any person seeking to exercise the rights of the Debtors’ Estates, including without limitation, any successor to the Debtors or any representative of the Debtors’ Estates appointed or selected pursuant to sections 1103, 1104 or 1123(b)(3) of the Bankruptcy Code or under chapter 7 of the Bankruptcy Code, shall be deemed to forever release, waive and discharge all claims (as such term “claim” is defined in section 101(5) of the Bankruptcy Code), obligations, suits, judgments, damages, demands, debts, rights, causes of action (including, but not limited to, the Causes of Action) and liabilities (other than the rights of the Debtors to enforce the Plan and the contracts, instruments, releases and other agreements or documents delivered thereunder) against any Released Party, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise that are based in whole or in part on any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the Reorganized Debtors, the purchase, sale or rescission of the purchase or sale of any security of the Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the parties released pursuant to this Section 12.6, the Chapter 11 Cases, the RSA, the DIP Financing Agreement, the Plan Funding Agreement, or this Plan or the Disclosure Statement, and that could have been asserted by or on behalf of the Debtors or their Estates, whether directly, indirectly, derivatively or in any representative or any other capacity; provided, however, that in no event shall anything in this Section 12.6(a) be construed as a release of any Person’s gross negligence, fraud, or willful misconduct, each as determined by a Final Order, for matters with respect to the Debtors and/or their affiliates. Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the releases herein, which includes by reference each of the related provisions and definitions contained herein, and further, shall constitute the Bankruptcy Court’s finding that the releases herein are: (1) in exchange for the good and valuable consideration provided by the Released Parties; (2) a good faith settlement and compromise of the claims released by the releases herein; (3) in the best interests of the Debtors and all holders of Claims and Interests; (4) fair, equitable and reasonable; (5) given and made after reasonable investigation by the Debtors and after notice and opportunity for hearing; and (6) a bar to any of the Debtors asserting any claim released by the releases herein against any of the Released Parties.

(b)       Third Party Releases. Except as otherwise provided in the Plan, the Plan Funding Agreement or the Confirmation Order, on the Effective Date each Releasing Party, in consideration for the obligations of the Debtors under the Plan, the distributions under the Plan and other contracts, instruments, releases, agreements or documents executed and delivered in connection with the Plan, will be deemed to have consented to the Plan and the restructuring embodied herein for all purposes and deemed to forever release, waive and discharge all claims (as such term is defined in section 101(5) of the Bankruptcy Code), including but not limited to any claim sounding in law or equity or asserting a tort, breach of any duty or contract, violations of the common law, any federal or state statute, any federal or state securities laws or otherwise, demands, debts, rights, causes of action (including without limitation, the Causes of Action) or liabilities (other than the right to enforce the obligations of any party under the Plan and the contracts, instruments, releases, agreements and documents delivered under or in connection with the Plan), including, without limitation, any claims for any such loss such holder may suffer, have suffered or be alleged to suffer as a result of the Debtors commencing the Chapter 11 Cases or as a result of the Plan being consummated, against any Released Party, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise that are based in whole or in part on any act or omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the Reorganized Debtors, the Chapter 11 Cases, the Plan or the Disclosure Statement; provided, however, that in no event shall anything in this Section 12.6(b) be construed as a release of any Person’s gross negligence, fraud, or willful misconduct, each as determined by a Final Order, for matters with respect to the Debtors and/or their affiliates. Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the releases of holders of Claims and Interests, which includes by reference each of the related provisions and definitions contained herein, and further, shall constitute the Bankruptcy Court’s finding that the releases herein are: (1) in exchange for the good and valuable consideration provided by the Released Parties; (2) a good faith settlement and compromise of the claims herein; (3) in the best interests of the Debtors and all holders of Claims and Interests; (4) fair, equitable and reasonable; (5) given and made after notice and opportunity for hearing; and (6) a bar to any holder of a Claim or Interest asserting any Claim released by the releases herein against any of the Released Parties.

(c)       Notwithstanding anything to the contrary contained herein: (i) except to the extent permissible under applicable law, as such law may be extended or interpreted subsequent to the Effective Date, the releases provided for in this Section 12.6 of the Plan shall not release any non-Debtor entity from any liability arising under (a) the Internal Revenue Code or any state, city or municipal tax code, (b) any criminal laws of the United States or any state, city or municipality, or (c) any environmental laws of the United States or any state, city or municipal tax code; and (ii) the releases set forth in this Section 12.6 shall not release any (a) claims, right, or Causes of Action for money borrowed from or owed to the Debtors by any of their directors, officers or former employees, as set forth in the Debtors’ books and records, (b) any claims against any Person to the extent such Person asserts a crossclaim, counterclaim and/or claim for setoff which seeks affirmative relief against a Debtor or any of its officers, directors, or representatives, (c) claims against any Person arising from or relating to such Person’s gross negligence, fraud, or willful misconduct, each as determined by a Final Order of the Bankruptcy Court, and (d) any Unimpaired Claims unless and until holders of Unimpaired Claims have received payment on account of such Claims that render such claims Unimpaired in accordance with the Plan.

(d)       Notwithstanding any language to the contrary contained in this Plan, the Disclosure Statement, and/or the Confirmation Order, no provision of the Plan or the Confirmation Order shall (i) preclude the United States Securities and Exchange Commission (the “SEC”) from enforcing its police or regulatory powers; or (ii) enjoin, limit, impair, or delay the SEC from commencing or continuing any claims, causes of action, proceedings or investigations against any non-Debtor person or non-Debtor entity in any forum.

(e)       As to any Governmental Unit (as defined in section 101(27) of the Bankruptcy Code), nothing in the Plan, Plan Documents, or Confirmation Order shall limit or expand the scope of discharge, release or injunction to which the Debtors or Reorganized

Debtors are entitled under the Bankruptcy Code, if any. The discharge, release, and injunction provisions contained in the Plan, Plan Documents, or Confirmation Order are not intended and shall not be construed to bar any Governmental Unit from, subsequent to the Confirmation Order, pursuing any police or regulatory action.

Accordingly, notwithstanding anything contained in the Plan, Plan Documents, or Confirmation Order to the contrary, nothing in the Plan, Plan Documents, or Confirmation Order shall discharge, release, impair or otherwise preclude: (1) any liability to any Governmental Unit that is not a “claim” within the meaning of section 101(5) of the Bankruptcy Code; (2) any Claim of any Governmental Unit arising on or after the Confirmation Date; (3) any valid right of setoff or recoupment of any Governmental Unit against any of the Debtors; or (4) any liability of the Debtors or Reorganized Debtors under police or regulatory statutes or regulations to any Governmental Unit as the owner, lessor, lessee or operator of property that such entity owns, operates or leases after the Confirmation Date. Nor shall anything in the Plan, Plan Documents, or Confirmation Order: (i) enjoin or otherwise bar any Governmental Unit from asserting or enforcing, outside the Bankruptcy Court, any liability described in the preceding sentence; or (ii) divest any court, commission, or tribunal of jurisdiction to determine whether any liabilities asserted by any Governmental Unit are discharged or otherwise barred by the Plan, Plan Documents, Confirmation Order, or the Bankruptcy Code.

Moreover, nothing in the Plan, Plan Documents, or Confirmation Order shall release or exculpate any non-debtor, including any Released Parties and/or exculpated parties, from any liability to any Governmental Unit, including but not limited to any liabilities arising under the Internal Revenue Code, the environmental laws, or the criminal laws against the Released Parties and/or exculpated parties, nor shall anything in the Plan, Plan Documents, or Confirmation Order enjoin any Governmental Unit from bringing any claim, suit, action or other proceeding against any non-Debtor for any liability whatsoever; provided, however, that the foregoing sentence shall not limit the scope of discharge granted to the Debtors under sections 524 and 1141 of the Bankruptcy Code.

Nothing contained in the Plan, Plan Documents, or Confirmation Order shall be deemed to determine the tax liability of any person or entity, including but not limited to the Debtors and the Reorganized Debtors, nor shall the Plan, Plan Documents, or Confirmation Order be deemed to have determined the federal and/or state tax treatment of any item, distribution, or entity, including the federal and/or state tax consequences of the Plan and/or Plan Documents, nor shall anything in the Plan, Plan Documents, or Confirmation Order be deemed to have conferred jurisdiction upon the Bankruptcy Court to make determinations as to federal and/or state tax liability and federal and/or state tax treatment except as provided under 11 U.S.C. § 505.

Article X of the Plan regarding Executory Contracts and Unexpired Leases, and Section 7.8 of the Plan regarding Cancellation of Existing Securities and Agreements, shall not apply to the Government Settlement Agreements. The Government Settlement Agreements shall be unimpaired by the Plan, Plan Documents, and Confirmation Order, and shall remain obligations of the Debtors and the Reorganized Debtors, and all rights, obligations, and duties under the Government Settlement Agreements shall be preserved as if the Debtors’ bankruptcy cases were never filed. All Governmental Units reserve all rights with respect to the Government

Settlement Agreements, and nothing contained in the Plan, Plan Documents, or Confirmation Order shall discharge, release, impair, or otherwise preclude any liability to any Governmental Unit arising from or relating to the Government Settlement Agreements. Any amounts owed to Governmental Units under the Government Settlement Agreements shall be paid in full when due in the ordinary course and nothing in the Plan, Plan Documents, or Confirmation Order shall be interpreted to set cure amounts, authorize the assignment or rejection of any Government Settlement Agreement, or require any Governmental Unit to approve of and consent to the assignment of any Government Settlement Agreement. The Debtors and Reorganized Debtors expressly agree that any provisions regarding default in the Government Settlement Agreements shall continue to apply as set forth in those agreements, irrespective of any provisions of the Plan, Plan Documents, and Confirmation Order. For the avoidance of doubt, nothing contained in the Plan, Plan Documents, or Confirmation Order shall divest any court, commission, or tribunal of jurisdiction over any matters related to the Government Settlement Agreements, or confer on the Bankruptcy Court jurisdiction over any matter related to the Government Settlement Agreements.

Notwithstanding the foregoing, the applicable federal government parties to the federal Government Settlement Agreements have agreed not to exercise rights under the federal Government Settlement Agreements to accelerate or increase monetary obligations under those agreements based solely on the fact of the commencement of the Chapter 11 Cases or the fact of the consummation of the transactions contemplated by this Plan, the Plan Funding Agreement and/or the other Transaction Documents, including the occurrence of any Fundamental Transaction (as defined in the Government Settlement Agreements), by virtue of the consummation of any such transactions or the failure of the New Common Stock of the Plan Investor to be listed on the NASDAQ or other US stock exchange, provided that all of the Debtors’ and Reorganized Debtors’ payment and other obligations under the federal Government Settlement Agreements continue to be fulfilled in accordance with the terms of those agreements during the Chapter 11 Cases and after the Reorganized Debtors’ emergence from the Chapter 11 Cases.

With respect to the non-federal government parties to the State Government Settlement Agreements listed at Schedule 1.81(b)-(cc), (jj) to the Plan, the Debtors and Reorganized Debtors expressly agree that any provisions regarding default and acceleration in the State Government Settlement Agreements (including, but not limited to, the “Relators’ Letter Agreement”) as written and agreed to on or about February 14, 2018, as the result of a global settlement in United States et al., ex rel. Clarke et al., v. Aegerion Pharmaceuticals, Inc., et al., Civil Action No. 13-11785, as filed in the United States District Court for the District of Massachusetts, shall continue to apply as set forth in those agreements, notwithstanding any provisions of the Plan, Plan Documents, and Confirmation Order. Nothing in the Plan, Plan Documents, and Confirmation Order releases, nullifies, precludes, modifies, or enjoins the enforcement of the terms of the State Governmental Settlement Agreements by and between the Debtors and any parties thereto. For the sake of clarity, nothing in the Plan, Plan Documents, and Confirmation Order shall divest any court, commission, or tribunal of jurisdiction over any matters related to the State Government Settlement Agreements or confer on the Bankruptcy Court jurisdiction over any matter related to the State Government Settlement Agreements. Notwithstanding the foregoing, the monetary obligations under the State Government Settlement Agreements shall not be accelerated or increased as a result of the commencement of the Chapter

11 Cases or the consummation of the Plan, the Plan Funding Agreement, the Rights Offering, the New Term Loan Facility, and the New Convertible Notes, including the occurrence of any Fundamental Transaction (as defined in the State Government Settlement Agreements), by virtue of the consummation of any such transactions or the failure of the New Common Stock of the Plan Investor to be listed on the NASDAQ or other US stock exchange; provided that such transactions are consummated by October 31, 2019, as such date may be extended with the consent of the Debtors, the Required Parties and the applicable government parties to the State Government Settlement Agreements; provided further that, following the effective date of the Plan, all terms of the State Government Settlement Agreements will be in full force and effect, including, but not limited to any right to require accelerated or increased payments upon the occurrence of any Fundamental Transaction occurring after the Effective Date.

Nothing in the foregoing paragraphs affects or limits the provisions of Section 12.6(d)-(e) of the Plan.

12.7.       Exculpation and Limitation of Liability.

To the extent permissible under section 1125(e) of the Bankruptcy Code, on the Effective Date, for good and valuable consideration, to the maximum extent permissible under applicable law, including the New York Rules of Professional Conduct, none of the Released Parties shall have or incur any liability to any holder of any Claim or Interest or any other Person for any act or omission in connection with, or arising out of the negotiation, implementation and execution of this Plan, the Chapter 11 Cases, the RSA, the Plan Funding Agreement, the Disclosure Statement, the DIP Financing Agreement, the solicitation of votes for and the pursuit of confirmation of this Plan, the consummation of this Plan, or the administration of this Plan or the property to be distributed under this Plan, including all documents ancillary thereto, all decisions, actions, inactions and alleged negligence or misconduct relating thereto and all activities leading to the promulgation and confirmation of this Plan except for gross negligence or willful misconduct, each as determined by a Final Order of the Bankruptcy Court. For purposes of the foregoing, it is expressly understood that any act or omission effected with the approval of the Bankruptcy Court conclusively will be deemed not to constitute gross negligence, or willful misconduct unless the approval of the Bankruptcy Court was obtained by fraud or misrepresentation, and in all respects, the applicable Persons shall be entitled to rely on the written advice of counsel with respect to their duties and responsibilities under, or in connection with, the Chapter 11 Cases, the Plan, and the administration thereof. Notwithstanding anything to the contrary herein, nothing in the Plan shall limit the liability of attorneys to their respective clients pursuant to Rule 1.8(h) of the New York Rules of Professional Conduct.

12.8.       Injunction Related to Releases and Exculpation.

The Confirmation Order shall permanently enjoin the commencement or prosecution by any Person, whether directly, derivatively or otherwise, of any claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action or liabilities released pursuant to this Plan, including the claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action or liabilities released in or encompassed by Sections

12.6 and 12.7 of this Plan. Each of the Reorganized Debtors, as applicable, is expressly authorized hereby to seek to enforce such injunction.

12.9.       Retention of Causes of Action/Reservation of Rights.

Subject to Sections 12.6, 12.7, 12.8 and 12.9 of this Plan and except as expressly set forth herein, nothing contained in this Plan or the Confirmation Order shall be deemed to be a waiver or relinquishment of any rights, claims or Causes of Action, rights of setoff, or other legal or equitable defenses that the Debtors had immediately prior to the Effective Date on behalf of the Estates or of themselves in accordance with any provision of the Bankruptcy Code or any applicable non-bankruptcy law. Subject to Sections 12.6, 12.7, 12.8 and 12.9 of this Plan and except as expressly set forth herein, the Reorganized Debtors shall have, retain, reserve, and be entitled to assert all such claims, Causes of Action, rights of setoff, or other legal or equitable defenses as fully as if the Chapter 11 Cases had not been commenced, and all of the Debtors’ legal and/or equitable rights respecting any Claim left unimpaired, as set forth in Articles IV and V of this Plan, may be asserted after the Confirmation Date to the same extent as if the Chapter 11 Cases had not been commenced.

Notwithstanding any provision in the Plan or any order entered in these Chapter 11 Cases, the Debtors and Reorganized Debtors forever waive, relinquish, and release any and all Causes of Action the Debtors and their Estates had, have, or may have that arise under chapter 5 of the Bankruptcy Code (and analogous non-bankruptcy law) against any holder of an Allowed Claim in Class 6A under the Plan, provided, however, that for the avoidance of doubt, nothing in this Section or the Plan shall release any claims or Causes of Action against former directors, officers or employees who were not directors, officers or employees of any of the Debtors or any of the Debtors’ non-Debtor subsidiaries at any time after the Petition Date.

12.10.     Indemnification Obligations.

Notwithstanding anything to the contrary contained in this Plan, including Section 10.1 of this Plan, subject to the occurrence of the Effective Date, the existing obligations of the Debtors to indemnify, defend, reimburse, exculpate, advance fees and expenses to, or limit the liability of directors, officers or employees as of the Petition Date who were directors, officers or employees of any of the Debtors, or any of the Debtors’ non-Debtor subsidiaries, solely in their capacity as such, at any time after the Petition Date (whether or not also an officer, director or employee of Novelion), against any Causes of Action, remain unaffected thereby after the Effective Date and are not discharged. On and after the Effective Date, none of the Reorganized Debtors shall terminate or otherwise reduce the coverage under any directors’ and officers’ insurance policies in effect on the Petition Date, and all directors and officers of the Debtors, regardless of whether such person was a director or officer of the Debtors as of the Petition Date shall be entitled to the full benefits of any such policy (to the extent such director or officer is entitled to any benefits thereunder) for the full term of such policy, but solely to the extent, and as provided in, each such policy regardless of whether such directors and/or officers remain in such positions after the Effective Date. For the avoidance of doubt, all obligations of the Debtors to indemnify, defend, reimburse, exculpate, advance fees and expenses to, or limit the liability of former directors, officers or employees who were not directors, officers or employees of any of the Debtors or any of the Debtors’ non-Debtor subsidiaries at any time after the Petition Date, against any Causes of Action, are classified as Other General Unsecured Claims and shall be discharged on the Effective Date.

ARTICLE XIII.

RETENTION OF JURISDICTION

Pursuant to sections 105 and 1142 of the Bankruptcy Code and notwithstanding entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction, pursuant to 28 U.S.C. §§ 1334 and 157, over all matters arising in, arising under, or related to the Chapter 11 Cases for, among other things, the following purposes:

(a)       To hear and determine applications for the assumption or rejection of executory contracts or unexpired leases and the Cure Disputes resulting therefrom;

(b)       To determine any motion, adversary proceeding, application, contested matter, and other litigated matter pending on or commenced after the Confirmation Date;

(c)       To hear and resolve any disputes arising from or relating to (i) any orders of the Bankruptcy Court granting relief under Bankruptcy Rule 2004, or (ii) any protective orders entered by the Bankruptcy Court in connection with the foregoing;

(d)       To ensure that Plan Distributions to holders of Allowed Claims are accomplished as provided herein;

(e)       To consider Claims or the allowance, classification, priority, compromise, estimation, or payment of any Claim, including any Administrative Expense Claim;

(f)        To enter, implement, or enforce such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, reversed, revoked, modified or vacated;

(g)       To issue and enforce injunctions, enter and implement other orders, and take such other actions as may be necessary or appropriate to restrain interference by any Person with the consummation, implementation, or enforcement of this Plan, the Confirmation Order, or any other order of the Bankruptcy Court;

(h)       To hear and determine any application to modify this Plan in accordance with section 1127 of the Bankruptcy Code, to remedy any defect or omission or reconcile any inconsistency in this Plan, the Disclosure Statement, or any order of the Bankruptcy Court, including the Confirmation Order, in such a manner as may be necessary to carry out the purposes and effects thereof;

(i)         To hear and determine all Fee Claims;

(j)         To hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of this Plan, the Confirmation Order, any transactions or payments contemplated hereby, or any agreement, instrument, or other document governing or relating to any of the foregoing;

(k)       To take any action and issue such orders, including any such action or orders as may be necessary after occurrence of the Effective Date and/or consummation of the Plan, as may be necessary to construe, enforce, implement, execute, and consummate this Plan, including any release or injunction provisions set forth herein, or to maintain the integrity of this Plan following consummation;

(l)         To determine such other matters and for such other purposes as may be provided in the Confirmation Order;

(m)       To hear and determine all disputes involving the existence, nature or scope of the discharge, releases and injunction provisions contained in the Plan;

(n)       To hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

(o)       To hear and determine any other matters related hereto and not inconsistent with the Bankruptcy Code and title 28 of the United States Code;

(p)       To resolve any disputes concerning whether a Person had sufficient notice of the Chapter 11 Cases, the Disclosure Statement Hearing, the Confirmation Hearing, any applicable Bar Date, or the deadline for responding or objecting to a Cure Amount, for the purpose of determining whether a Claim or Interest is discharged hereunder, or for any other purpose;

(q)       To recover all assets of the Debtors and property of the Estates, wherever located; and

(r)        To enter a final decree closing each of the Chapter 11 Cases.

If the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter arising in, arising under, or related to the Chapter 11 Cases, the provisions of this Article XIII shall have no effect on and shall not control, limit, or prohibit the exercise of jurisdiction by any other court having competent jurisdiction with respect to such matter.

ARTICLE XIV.

MISCELLANEOUS PROVISIONS

14.1.       Exemption from Certain Transfer Taxes.

To the fullest extent permitted by applicable law, all sale transactions consummated by the Debtors and approved by the Bankruptcy Court on and after the Confirmation Date through and including the Effective Date, including any transfers effectuated under this Plan, the sale by the Debtors of any owned property pursuant to section 363(b) of the Bankruptcy Code, and any assumption, assignment, and/or sale by the Debtors of their interests in unexpired leases of non-residential real property or executory contracts pursuant to section 365(a) of the Bankruptcy Code, shall constitute a “transfer under a plan” within the purview of section 1146 of the Bankruptcy Code, and shall not be subject to any stamp, real estate transfer, mortgage recording, or other similar tax.

14.2.       Retiree Benefits.

On and after the Effective Date, pursuant to section 1129(a)(13) of the Bankruptcy Code, the Reorganized Debtors shall continue to pay all retiree benefits (within the meaning of, and subject to the limitations of, section 1114 of the Bankruptcy Code), if any, at the level established in accordance with section 1114 of the Bankruptcy Code, at any time prior to the Confirmation Date, for the duration of the period for which any applicable Debtor had obligated itself to provide such benefits. Nothing herein shall: (a) restrict the Debtors’ or the applicable Reorganized Debtors’ right to modify the terms and conditions of the retiree benefits, if any, as otherwise permitted pursuant to the terms of the applicable plans, non-bankruptcy law, or section 1114(m) of the Bankruptcy Code; or (b) be construed as an admission that any such retiree benefits are owed by the Debtors.

14.3.       Dissolution of Creditors’ Committee.

The Committee shall be automatically dissolved on the Effective Date and all members, employees or agents thereof shall be released and discharged from all rights and duties arising from, or related to, the Chapter 11 Cases, provided that, notwithstanding the foregoing, the Committee and its professionals shall have the right to file, prosecute, review, and object to any applications for compensation and reimbursement of expenses filed in accordance with Section 3.3 hereof.

14.4.       Termination of Professionals.

On the Effective Date, the engagement of each Professional Person retained by the Debtors and the Creditors’ Committee shall be terminated without further order of the Bankruptcy Court or act of the parties; provided, however, such Professional Persons shall be entitled to prosecute their respective Fee Claims and represent their respective constituents with respect to applications for allowance and payment of such Fee Claims, and the Reorganized Debtors shall be responsible for the reasonable and documented fees, costs and expenses associated with the prosecution of such Fee Claims. Nothing herein shall preclude any Reorganized Debtor from engaging a former Professional Person on and after the Effective Date in the same capacity as such Professional Person was engaged prior to the Effective Date.

14.5.       Amendments.

This Plan may be amended, modified, or supplemented by the Debtors, subject to the parties’ rights under the RSA and the Plan Funding Agreement, in the manner provided for by section 1127 of the Bankruptcy Code or as otherwise permitted by law, without additional disclosure pursuant to section 1125 of the Bankruptcy Code, except as otherwise ordered by the Bankruptcy Court. In addition, after the Confirmation Date, so long as such action does not adversely affect the Plan Investor or the treatment of holders of Allowed Claims pursuant to this Plan, the Debtors may make appropriate technical adjustments, remedy any defect or omission or reconcile any inconsistencies in this Plan, the Plan Documents and/or the Confirmation Order, with respect to such matters as may be necessary to carry out the purposes and effects of this Plan, and any holder of a Claim that has accepted this Plan shall be deemed to have accepted this Plan as amended, modified, or supplemented. The Debtors may make such technical adjustments and modifications to this Plan without further order or approval of the Bankruptcy Court; provided, however, that, such technical adjustments and modifications are immaterial or do not adversely affect the Plan Investor or the treatment of holders of Claims or Interests under the Plan.

14.6.       Revocation or Withdrawal of this Plan.

Subject to the parties’ rights under the RSA and the Plan Funding Agreement, the Debtors reserve the right to revoke or withdraw this Plan prior to the Effective Date. If the Debtors revoke or withdraw this Plan, in accordance with the preceding sentence, prior to the Effective Date as to any or all of the Debtors, or if confirmation or consummation as to any or all of the Debtors does not occur, then, with respect to such Debtors: (a) this Plan shall be null and void in all respects; (b) any settlement or compromise embodied in this Plan (including the fixing or limiting to an amount of any Claim or Interest or Class of Claims or Interests), assumption or rejection of executory contracts or leases affected by this Plan, and any document or agreement executed pursuant to this Plan shall be deemed null and void, provided, however, that the Plan Investor, or any of its designees, shall retain its rights to the extent provided under the Transaction Documents; and (c) nothing contained in this Plan shall (i) constitute a waiver or release of any Claims by or against, or any Interests in, such Debtors or any other Person, (ii) prejudice in any manner the rights of such Debtors or any other Person or (iii) constitute an admission of any sort by the Debtors or any other Person.

14.7.       Allocation of Plan Distributions Between Principal and Interest.

To the extent that any Allowed Claim entitled to a distribution under the Plan consists of indebtedness and other amounts (such as accrued but unpaid interest thereon), such distribution shall be allocated first to the principal amount of the Claim (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claim, to such other amounts.

14.8.       Severability.

If, prior to the entry of the Confirmation Order, any term or provision of this Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court, at the request of the Debtors, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of this Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of this Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

14.9.       Governing Law.

Except to the extent that the Bankruptcy Code or other U.S. federal law is applicable, or to the extent a Plan Document or exhibit or schedule to the Plan provides otherwise, the rights, duties, and obligations arising under this Plan and the Plan Documents shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to the principles of conflict of laws thereof to the extent such principles would result in the application of the laws of any other jurisdiction.

14.10.     Section 1125(e) of the Bankruptcy Code.

The Debtors have, and upon confirmation of this Plan shall be deemed to have, solicited acceptances of this Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code, and the Debtors (and each of their respective affiliates, agents, directors, officers, employees, advisors, and attorneys) participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer, issuance, sale, solicitation and/or purchase of the securities offered and sold under this Plan, and therefore are not, and on account of such offer, issuance, sale, solicitation, and/or purchase will not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of this Plan or offer, issuance, sale, or purchase of the securities offered and sold under this Plan.

14.11.     Inconsistency.

In the event of any inconsistency among the Plan, the Disclosure Statement, the Plan Documents (other than the Plan Funding Agreement), the RSA, any exhibit to the Plan or any other instrument or document created or executed pursuant to the Plan, the provisions of the Plan shall govern; provided, however, that the Plan Funding Agreement shall control and take precedence in the event of any inconsistency between the Plan Funding Agreement, any provision of this Plan, and any of the foregoing documents; provided, further, however, that the parties to the Plan Funding Agreement and the RSA shall use commercially reasonable efforts to eliminate any such inconsistency by agreement prior to the provisions of this section becoming applicable and enforceable.

14.12.     Time.

In computing any period of time prescribed or allowed by this Plan, unless otherwise set forth herein or determined by the Bankruptcy Court, the provisions of Bankruptcy Rule 9006 shall apply.

14.13.     Exhibits.

All exhibits to this Plan (including, without limitation, the Plan Documents, all documents filed with the Plan Supplement, and the Plan Funding Agreement and all exhibits and ancillary agreements thereto) are incorporated and are a part of this Plan as if set forth in full herein.

14.14.     Notices.

All notices or requests in connection with the Plan shall be in writing (including by facsimile or electronic mail transmission) and, unless otherwise provided herein, shall be deemed to have been duly given or made only when actually delivered or, in the case of notice by facsimile or electronic mail transmission, when received and telephonically confirmed, addressed as follows:

Aegerion Pharmaceuticals, Inc.

245 First Street

Riverview II, 18th Floor

Cambridge, MA 02142

Attention: John R. Castellano

Email: JCastellano@alixpartners.com

with a copy to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Attention: Paul V. Shalhoub, Esq. and Andrew S. Mordkoff, Esq.

Email: pshalhoub@willkie.com; amordkoff@willkie.com

Facsimile: (212) 728-8111

Counsel to the Debtors

14.15.     Filing of Additional Documents.

On or before substantial consummation of the Plan, the Debtors shall file with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

14.16.     Reservation of Rights.

Except as expressly set forth herein, the Plan shall have no force or effect unless and until the Bankruptcy Court enters the Confirmation Order. None of the filing of this Plan, any statement or provision contained herein, or the taking of any action by the Debtors with respect to this Plan shall be or shall be deemed to be, an admission or waiver of any rights of the Debtors with respect to any Claims or Interests prior to the Effective Date.

 Dated:   August 29, 2019

New York, New York

Respectfully submitted,

AEGERION PHARMACEUTICALS, INC., on behalf of itself and its affiliated Debtors

By:	/s/ John R. Castellano
Name: John R. Castellano
Title: Chief Restructuring Officer

Counsel:

WILLKIE FARR & GALLAGHER LLP

Paul V. Shalhoub, Esq.

Andrew S. Mordkoff, Esq.

787 Seventh Avenue

New York, NY 10019

(212) 728-8000

Counsel for the Debtors and Debtors in Possession

Schedule 1.81

Government Settlement Agreements

The Government Settlement Agreements are comprised of the following settlement agreements and judgments:

(a) Civil Settlement Agreement, dated September 22, 2017,

(b) Indiana State Settlement Agreement, dated August 21, 2017,

(c) Mississippi State Settlement Agreement, dated August 21, 2017,

(d) South Carolina State Settlement Agreement, dated August 21, 2017,

(e) Arizona State Settlement Agreement, dated August 22, 2017,

(f) Michigan State Settlement Agreement, dated August 23, 2017,

(g) New Jersey State Settlement Agreement, dated August 23, 2017,

(h) Connecticut State Settlement Agreement, dated August 24, 2017,

(i) Georgia State Settlement Agreement, dated August 24, 2017,

(j) Ohio State Settlement Agreement, dated August 28, 2017,

(k) Alabama State Settlement Agreement, dated August 28, 2017,

(l) Illinois State Settlement Agreement, dated August 31, 2017,

(m) Florida State Settlement Agreement, dated September 1, 2017,

(n) Tennessee State Settlement Agreement, dated September 1, 2017,

(o) New York State Settlement Agreement, dated September 6, 2017,

(p) Pennsylvania State Settlement Agreement, dated September 6, 2017,

(q) Louisiana State Settlement Agreement, dated September 8, 2017,

(r) Iowa State Settlement Agreement, dated September 12, 2017,

(s) Virginia State Settlement Agreement, dated September 12, 2017,

(t) Nebraska State Settlement Agreement, dated September 13, 2017,

(u) West Virginia State Settlement Agreement, dated September 14, 2017,

(v) Colorado State Settlement Agreement, dated September 18, 2017,

(w) Nevada State Settlement Agreement, dated September 19, 2017,

(x) Kentucky State Settlement Agreement, dated September 20 2017,

(y) California State Settlement Agreement, dated September 21, 2017,

(z) Wisconsin State Settlement Agreement, dated September 21, 2017,

(aa) Texas State Settlement Agreement, dated September 26, 2017,

(bb) Missouri State Settlement Agreement, dated September 27, 2017,

(cc) Oklahoma State Settlement Agreement, dated September 28, 2017,

(dd) Deferred Prosecution Agreement, dated September 22, 2017,

(ee) Corporate Integrity Agreement, dated September 22, 2017,

(ff) Final Judgment, dated September 25, 2017,

(gg) Plea Agreement, dated January 12, 2018,

(hh) Criminal Judgment, dated January 30, 2018,

(ii) Consent Decree of Permanent Injunction, dated March 20, 2019, and

(jj) Side Letter Agreement, dated February 14, 2018.

SCHEDULE 1.93

MATERIAL TERMS OF THE NEW CONVERTIBLE NOTES INDENTURE

SCHEDULE 1.100

MATERIAL TERMS OF THE NEW TERM LOAN FACILITY